Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-259749

Prospectus Supplement No. 5

(to Prospectus dated April 13, 2022)

132,632,441 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated April 13, 2022 (the “Prospectus”) related to the resale from time to time by the selling stockholders identified in the Prospectus, or their permitted transferees, of an aggregate of 132,632,441 shares of our Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259749). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the SEC on August 11, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

The shares of SmartRent’s Class A Common Stock are listed on the New York Stock Exchange under the symbol “SMRT.” On August 10, 2022, the closing sale price per share of our Class A Common Stock was $5.54.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2022

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-39991

SMARTRENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	85-4218526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8665 E. Hartford Drive, Suite 200 Scottsdale, Arizona (Address of Principal Executive Offices)	85255 (Zip Code)

(844) 479-1555

(Registrant’s Telephone Number)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	SMRT	The New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐ No ☒

As of August 9, 2022, there were 197,737,577 shares of the registrant’s Class A Common Stock outstanding, par value $0.0001 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (“Report”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements contained in this Report other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, products, services, and technology offerings, market conditions, growth and trends, expansion plans and opportunities, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely” and similar expressions, and the negative of these expressions, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in Part II, Item 1A “Risk Factors” of this Report and in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 25, 2022. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this Report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things, our ability to:

•
execute our business strategy;
•
anticipate the uncertainties inherent in the development of new business lines and business strategies;
•
manage risks associated with our third-party suppliers and manufacturers and partners for our products;
•
produce or obtain quality products and services on a timely basis or in sufficient quantity;
•
attract, train, and retain effective officers, key employees or directors;
•
anticipate the impact of the coronavirus (including emerging variant strains, “COVID-19”) pandemic and its effect on our business and financial condition;
•
manage risks associated with operational changes in response to the COVID-19 pandemic;
•
develop, design, manufacture, and sell products and services that are differentiated from those of competitors;
•
continue to develop new products and innovations to meet constantly evolving customer demands;
•
accelerate adoption of our products and services;
•
acquire or make investments in other businesses, patents, technologies, products or services to grow the business;
•
enhance future operating and financial results;
•
comply with laws and regulations applicable to our business, including privacy regulations;
•
anticipate the significance and timing of contractual obligations;
•
maintain key strategic relationships with partners and distributors;
•
realize the benefits expected from the Business Combination;
•
successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters;
•
upgrade and maintain information technology systems;
•
anticipate rapid technological changes; and
•
meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness.

You should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this Report or to conform these statements to actual results or revised expectations.

SMARTRENT, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$255,008	$430,841
Restricted cash, current portion	7,660	1,268
Accounts receivable, net	45,135	45,486
Inventory	59,235	33,208
Deferred cost of revenue, current portion	11,345	7,835
Prepaid expenses and other current assets	11,047	17,369
Total current assets	389,430	536,007
Property and equipment, net	1,899	1,874
Deferred cost of revenue	21,708	18,334
Goodwill	117,889	12,666
Intangible assets, net	33,214	3,590
Other long-term assets	11,667	7,212
Total assets	$575,807	$579,683

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$14,774	$6,149
Accrued expenses and other current liabilities	23,045	22,234
Deferred revenue, current portion	65,108	42,185
Total current liabilities	102,927	70,568
Deferred revenue	60,337	53,412
Other long-term liabilities	7,935	6,201
Total liabilities	171,199	130,181

Commitments and contingencies (Note 12)
Convertible preferred stock, $0.0001 par value; 50,000 and 50,000 shares authorized as of June 30, 2022 and December 31, 2021; no shares of preferred stock issued and outstanding as of June 30, 2022 and December 31, 2021	-	-

Stockholders' equity
Common stock, $0.0001 par value; 500,000 shares authorized as of June 30, 2022 and December 31, 2021, respectively; 197,502 and 193,864 shares issued and outstanding as of June 30, 2022 and December 31, 2021	20	19
Additional paid-in capital	608,755	604,077
Accumulated deficit	(203,586)	(154,603)
Accumulated other comprehensive (loss) income	(581)	9
Total stockholders' equity	404,608	449,502
Total liabilities, convertible preferred stock and stockholders' equity	$575,807	$579,683

See accompanying Notes to Consolidated Financial Statements.

SMARTRENT, INC.

Consolidated Statements of Operations AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Revenue
Hardware	$20,895	$14,029	$43,009	$26,427
Professional services	9,123	3,564	16,032	7,165
Hosted services	12,391	4,084	20,727	7,245
Total revenue	42,409	21,677	79,768	40,837

Cost of revenue
Hardware	20,951	12,514	42,809	24,657
Professional services	14,115	6,274	29,282	11,734
Hosted services	6,355	2,606	11,433	4,577
Total cost of revenue	41,421	21,394	83,524	40,968

Operating expense
Research and development	8,030	4,083	14,476	7,176
Sales and marketing	6,139	2,392	11,301	4,146
General and administrative	13,832	3,806	25,783	7,763
Total operating expense	28,001	10,281	51,560	19,085

Loss from operations	(27,013)	(9,998)	(55,316)	(19,216)

Interest income (expense), net	253	(64)	241	(142)
Other income, net	162	52	276	127
Loss before income taxes	(26,598)	(10,010)	(54,799)	(19,231)

Income tax benefit (expense)	1,009	(41)	5,816	(87)
Net loss	(25,589)	(10,051)	(48,983)	(19,318)
Other comprehensive loss
Foreign currency translation adjustment	(407)	63	(590)	(65)
Comprehensive loss	$(25,996)	$(9,988)	$(49,573)	$(19,383)
Net loss per common share
Basic and diluted	$(0.13)	$(4.87)	$(0.25)	$(1.99)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	195,693	2,064	194,381	9,721

See accompanying Notes to Consolidated Financial Statements.

SMARTRENT, INC.

Consolidated statements of Stockholders’ Equity

(Unaudited)

(in thousands, except per share amounts)

	Convertible Preferred Stock		Common Stock
	Shares	Amount (Par Value $0.0001)	Shares	Amount (Par Value $0.0001)	Additional Paid In Capital	Accumulated Deficit	Accumulated other comprehensive (loss) income	Total Stockholder's Equity

Balance, December 31, 2021	-	$-	193,864	$19	$604,077	$(154,603)	$9	$449,502
Stock-based compensation					3,523			3,523
Common stock warrants issued to customers as consideration					2			2
Common stock warrants related to marketing expense					217			217
Reverse recapitalization, net of transaction costs					(70)			(70)
Exercise of options			131		62			62
ESPP Purchases			75		488			488
Net loss						(23,394)		(23,394)
Other comprehensive loss							(183)	(183)
Balance, March 31, 2022	-	-	194,070	19	608,299	(177,997)	(174)	430,147
Stock-based compensation					3,823			3,823
Tax withholdings related to net share settlement of equity awards			(658)	-	(3,389)			(3,389)
Issuance of common stock upon vesting of equity awards			2,151	1				1
Common stock warrants issued to customers as consideration					19			19
Exercise of options			70	-				-
Net settlement related to exercise of options			(5)					-
Exercise of warrants			1,874	-	3			3
Net loss						(25,589)		(25,589)
Other comprehensive income							(407)	(407)
Balance, June 30, 2022	-	$-	197,502	$20	$608,755	$(203,586)	$(581)	$404,608

SMARTRENT, INC.

Consolidated statements of Stockholders’ Equity

(Unaudited)

(in thousands, except per share amounts)

	Convertible Preferred Stock		Common Stock
	Shares	Amount (Par Value $0.0001)	Shares	Amount (Par Value $0.0001)	Additional Paid In Capital	Accumulated Deficit	Accumulated other comprehensive income	Total Stockholder's Equity (Deficit)
Balance, December 31, 2020	21,458	$111,432	2,124	$-	$4,157	$(82,642)	$235	$(78,250)
Retroactive application of exchange ratio	83,364		8,252
Balance, December 31, 2020 as adjusted	104,822	111,432	10,376	-	4,157	(82,642)	235	(78,250)
Stock-based compensation					427			427
Issuance of Series C Convertible Preferred Stock	16,404	34,793
Common stock warrants issued to customers as consideration	-	-			22			22
Common stock warrants related to marketing expense			-		210			210
Exercise of warrants			2,457		5			5
Net loss						(9,267)		(9,267)
Other comprehensive loss							(128)	(128)
Balance, March 31, 2021	121,226	146,225	12,833	-	4,821	(91,909)	107	(86,981)
Stock-based compensation					428			428
Common stock warrants issued to customers as consideration					18			18
Common stock warrants related to marketing expense					149			149
Net loss						(10,051)		(10,051)
Other comprehensive income							63	63
Balance, June 30, 2021	121,226	$146,225	12,833	$-	$5,416	$(101,960)	$170	$(96,374)

See accompanying Notes to Consolidated Financial Statements.

SMARTRENT, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the six months ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(48,983)	$(19,318)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	1,636	173
Amortization of debt discount	-	4
Non-employee warrant expense	238	399
Provision for warranty expense	-	170
Non-cash lease expense	648	218
Stock-based compensation related to acquisition	401	402
Stock-based compensation	6,945	453
Compensation expense related to acquisition	2,109	-
Deferred tax benefit	(5,889)	-
Non-cash interest expense	41	-
Provision for excess and obsolete inventory	16	115
Provision for doubtful accounts	-	(27)
Change in operating assets and liabilities
Accounts receivable	1,493	(6,215)
Inventory	(26,197)	(4,294)
Deferred cost of revenue	(6,884)	(4,185)
Prepaid expenses and other assets	4,027	(7,826)
Accounts payable	8,800	2,436
Accrued expenses and other liabilities	(3,676)	(2,114)
Deferred revenue	29,091	21,158
Lease liabilities	(496)	(233)
Net cash used in operating activities	(36,680)	(18,684)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for SightPlan acquisition, net of cash acquired	(128,953)	-
Purchase of property and equipment	(470)	(340)
Net cash used in investing activities	(129,423)	(340)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on term loan	-	(834)
Proceeds from warrant exercise	3	5
Proceeds from options exercise	62	-
Proceeds for ESPP purchases	488	-
Taxes paid related to net share settlements of stock-based compensation awards	(3,389)	-
Convertible preferred stock issued	-	34,793
Payments of business combination and private offering transaction costs	(70)	-
Net cash (used in) provided by financing activities	(2,906)	33,964
Effect of exchange rate changes on cash and cash equivalents	(432)	(24)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(169,441)	14,916
Cash, cash equivalents, and restricted cash - beginning of period	432,604	38,618
Cash, cash equivalents, and restricted cash - end of period	$263,163	$53,534

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$255,008	$53,534
Restricted cash, current portion	7,660	-
Restricted cash, included in other long-term assets	495	-
Total cash, cash equivalents, and restricted cash	$263,163	$53,534

SMARTRENT, INC.

Consolidated Statements of Cash Flows - CONTINUED

(Unaudited)

(in thousands)

	For the six months ended June 30,
	2022	2021
Supplemental disclosure of cash flow information
Interest paid	$-	$137
Cash paid for income taxes	$49	$65
Schedule of non-cash investing and financing activities
Accrued property and equipment at period end	$71	$278
Acquisition consideration held in escrow	$850	$-

See accompanying Notes to Consolidated Financial Statements.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

NOTE 1. DESCRIPTION OF BUSINESS

SmartRent is an enterprise real estate technology company that provides comprehensive management software and applications designed for property owners, managers and residents. Its suite of products and services, which includes both smart building hardware and cloud-based software-as-a-service ("SaaS") solutions, provides seamless visibility and control over real estate assets. The Company’s platform lowers operating costs, increases revenues, mitigates operational friction and protects assets for owners and operators, while providing a differentiated, elevated living experience for residents. The Company is headquartered in Scottsdale, Arizona.

SmartRent, Inc., and its wholly owned subsidiaries, (collectively the “Company”) formerly known as Fifth Wall Acquisition Corp. I (“FWAA”), was originally incorporated in Delaware on November 23, 2020, as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On February 9, 2021, the Company consummated its initial public offering (the “IPO”), following which its shares began trading on the Nasdaq National Market (“Nasdaq”). On April 21, 2021, FWAA entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with SmartRent.com, Inc. (“Legacy SmartRent”) and Einstein Merger Corp. I, a wholly owned subsidiary of FWAA (“Merger Sub”). On August 24, 2021, the transactions contemplated by the Merger Agreement (the “Business Combination”) were consummated. In connection with the closing of the Business Combination, FWAA changed its name to SmartRent, Inc. and its shares began trading on the New York Stock Exchange (“NYSE”) under the symbol “SMRT.” As a result of the Business Combination, SmartRent, Inc. became the owner, directly or indirectly, of all of the equity interests of Legacy SmartRent and its subsidiaries.

The Business Combination

The Company entered into the Merger Agreement in April 2021 and consummated the Business Combination in August 2021. Upon the closing of the Business Combination, Merger Sub merged with and into Legacy SmartRent, with Legacy SmartRent continuing as the surviving company and changing its name to “SmartRent Technologies, Inc.” In connection with the consummation of the Business Combination, the Company changed its name from “Fifth Wall Acquisition Corp. I” to “SmartRent, Inc.” and changed its trading symbol and securities exchange from “FWAA” on Nasdaq to “SMRT” on the NYSE.

Upon the closing of the Business Combination, the Company's certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of capital stock to 550,000 shares, of which 500,000 shares were designated common stock, $0.0001 par value per share, and of which 50,000 shares were designated preferred stock, $0.0001 par value per share.

Upon consummation of the Business Combination, each share of Legacy SmartRent convertible preferred stock and common stock issued and outstanding was canceled and converted into the right to receive approximately 4.8846 shares (the “Exchange Ratio”) of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”).

Outstanding stock options and restricted stock units ("RSUs"), whether vested or unvested, to purchase or receive shares of Legacy SmartRent common stock granted under the 2018 Stock Plan (see Note 8) converted into stock options and RSUs to purchase shares of the Company’s Common Stock upon the same terms and conditions that were in effect with respect to such stock options and RSUs immediately prior to the Business Combination, after giving effect to the Exchange Ratio.

Outstanding warrants, whether vested or unvested, to purchase shares of Legacy SmartRent common stock (see Note 7) converted into warrants for shares of the Company’s Common Stock upon the same terms and conditions that were in effect with respect to such warrants immediately prior to the Business Combination, after giving effect to the Exchange Ratio.

In connection with the Business Combination,

•
Holders of less than one thousand shares of FWAA’s Class A Common Stock sold in its initial public offering (the “Initial Shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from FWAA’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Each such share was redeemed for approximately $10.00 per share, or $2 in the aggregate;

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

•
The shares of FWAA Class B Common Stock held by Fifth Wall Acquisition Sponsor, LLC (“Sponsor”) and FWAA’s independent directors automatically converted to 8,625 shares of Common Stock; and,
•
Pursuant to subscription agreements entered into in connection with the Merger Agreement (collectively, the “Subscription Agreements”), certain investors purchased an aggregate of 15,500 newly-issued shares of Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $155,000 (the “PIPE Investment”). At the closing of the Business Combination, the Company consummated the PIPE Investment.

The Company incurred direct and incremental costs of approximately $55,981 in connection with the Business Combination and the related equity issuance, consisting primarily of investment banking, legal, accounting, and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds.

The Company accounted for this transaction as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, FWAA was treated as the “acquired” company for financial reporting purposes. See Note 2 "Significant Accounting Policies" for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy SmartRent issuing stock for the net assets of FWAA, accompanied by a recapitalization. The net assets of FWAA are stated at historical cost, with no goodwill or intangible assets recorded.

Prior to the Business Combination, Legacy SmartRent and FWAA filed separate standalone federal, state, and local income tax returns. As a result of the Business Combination, SmartRent, Inc. will file a consolidated income tax return. For legal purposes, FWAA acquired Legacy SmartRent, and the transaction represents a reverse acquisition for federal income tax purposes - SmartRent, Inc. is the parent of the consolidated group with SmartRent Technologies, Inc. as a subsidiary, but in the year of the closing of the Business Combination, the consolidated tax return of SmartRent, Inc. included a full year period for Legacy SmartRent and stub-year for FWAA starting the day after the closing of the Business Combination. FWAA filed a short year return for the period prior to the acquisition.

Upon closing of the Business Combination, the Company received gross proceeds of $500,628 from the Business Combination and PIPE Investment, offset by offerings costs of $55,981.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and include the consolidated accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation. The Consolidated Balance Sheet at December 31, 2021 has been derived from the audited consolidated financial statements as of December 31, 2021, as presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 25, 2022. Certain notes and other information have been condensed or omitted from the interim financial statements presented herein. The financial data and other information disclosed in these Notes to Consolidated Financial Statements related to the three and six months ended June 30, 2022 and 2021 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company’s financial condition and results of operations and cash flows for the interim period presented. The results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the full year ending December 31, 2022 or any future period.

Reclassifications

Certain prior period amounts in the condensed consolidated financial statements and accompanying notes have been reclassified to conform to the current period’s presentation, including the reclassification of intangible assets, net from other long-term assets to a separate line on the Consolidated Balance Sheets.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Foreign Currency

SmartRent, Inc.'s functional and reporting currency is United States Dollars (“USD”) and its foreign subsidiary has a functional currency other than USD. Financial position and results of operations of the Company's international subsidiaries are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at the end of each reporting period. The Company's international subsidiaries statements of operations accounts are translated at the weighted-average rates of exchange prevailing during each reporting period. Translation adjustments arising from the use of differing currency exchange rates from period to period are included in accumulated other comprehensive loss in stockholders’ equity. Gains and losses on foreign currency exchange transactions, as well as translation gains or losses on transactions denominated in currencies other than an entity’s functional currency, are reflected in the Consolidated Statements of Operations and Comprehensive Loss.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. Management believes that currently available resources will provide sufficient funds to enable the Company to meet its obligations for at least one year past the issuance date of these financial statements. The Company may need to raise additional capital through equity or debt financing to fund future operations until it generates positive operating cash flows. There can be no assurance that such additional equity or debt financing will be available on terms acceptable to the Company, or at all.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expense during the reporting period. These estimates made by management include valuing the Company’s inventories on hand, allowance for doubtful accounts, intangible assets, earnout liabilities, warranty liabilities and certain assumptions used in the valuation of equity awards, including the estimated fair value of common stock warrants, stand-alone selling price of items sold and assumptions used to estimate the fair value of stock-based compensation expense. Actual results could differ materially from those estimates.

Impact of COVID-19

The extensive impact caused by the COVID-19 pandemic has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the outbreak of COVID-19, a number of countries, states, and other jurisdictions have imposed, and may impose in the future, various measures, including, but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings, reduced operations and extended business closures.

The timing of customer orders and the Company’s ability to fulfill orders received was impacted by various COVID-19-related government mandates, resulting in a delay in units sold. The Company has also witnessed certain current and prospective customers delaying purchases based on budget constraints or project delays related to COVID-19. The broader and long-term implications of the COVID-19 pandemic on the Company’s workforce, operations and supply chain, customer demand, results of operations and overall financial performance remain uncertain.

The impact of COVID-19, and measures to prevent its spread, have been impactful and continue to affect supply chain. The Company has experienced some production delays as a result of COVID-19, including impacts to the sourcing, manufacturing, and logistics channels. The Company continues to engage with current and potential customers and continues to experience strong demand for its smart home enterprise software solutions. The Company believes some customers may continue to delay purchases because their development programs may also be delayed as a result of COVID-19.

The Business Combination

The Business Combination is accounted for as a reverse recapitalization as Legacy SmartRent was determined to be the accounting acquirer. The determination is primarily based on the evaluation of the following facts and circumstances:

•
the equity holders of Legacy SmartRent hold the majority of voting rights in the Company;

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

•
the board of directors of Legacy SmartRent represent a majority of the members of the board of directors of the Company or were appointed by Legacy SmartRent;
•
the senior management of Legacy SmartRent became the senior management of the Company; and
•
the operations of Legacy SmartRent comprise the ongoing operations of the Company.

In connection with the Business Combination, outstanding capital stock of Legacy SmartRent was converted into Common Stock of the Company, par value $0.0001 per share, representing a recapitalization, and the net assets of the Company were acquired at historical cost, with no goodwill or intangible assets recorded. Legacy SmartRent was deemed to be the predecessor of the Company, and the consolidated assets and liabilities and results of operations prior to the Closing Date are those of the Legacy SmartRent. The shares and corresponding capital amounts and net loss per share available to common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the Exchange Ratio.

Acquisitions

In March 2022, the Company purchased all of the outstanding equity interests of SightPlan Holdings, Inc. ("SightPlan") in an acquisition that meets the definition of a business combination, for which the acquisition method of accounting was used (see Note 13). The acquisition was recorded on the date that the Company obtained control over the acquired business. The consideration paid was determined on the acquisition date and the acquisition-related costs, such as professional fees, were excluded from the consideration transferred and were recorded as expense in the period incurred. Assets acquired and liabilities assumed by the Company were recorded at their estimated fair values, while goodwill was measured as the excess of the consideration paid over the fair value of the net identifiable assets acquired and liabilities assumed.

In December 2021, the Company purchased all of the outstanding equity interests of iQuue, LLC (“iQuue”) in an acquisition that meets the definition of a business combination, for which the acquisition method of accounting was used (see Note 13). The acquisition was recorded on the date that the Company obtained control over the acquired business. The consideration paid was determined on the acquisition date and the acquisition-related costs, such as professional fees, were excluded from the consideration transferred and were recorded as expense in the period incurred. Assets acquired and liabilities assumed by the Company were recorded at their estimated fair values, while goodwill was measured as the excess of the consideration paid over the fair value of the net identifiable assets acquired and liabilities assumed.

Net Loss Per Share Attributable to Common Stockholders

The Company follows the two-class method to include the dilutive effect of securities that participated in dividends, if and when declared, when computing net income per common share. The two-class method determines net income per common share for each class of common stock and participating securities according to dividends, if and when declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The anti-dilutive effect of potentially dilutive securities is excluded from the computation of net loss per share because inclusion of such potentially dilutive shares on an as-converted basis would have been anti-dilutive.

The Company’s participating securities included convertible preferred stock, as the holders were entitled to receive noncumulative dividends on a pari passu basis in the event that a dividend is paid on common stock. The Company also considers any unvested common shares subject to repurchase to be participating securities because holders of such shares have non-forfeitable dividend rights in the event a dividend is paid on common stock. The holders of convertible preferred stock, as well as the holders of unvested common shares subject to repurchase, do not have a contractual obligation to share in losses. In conjunction with the Business Combination all convertible preferred stock converted to common stock.

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, adjusted for outstanding shares that are subject to repurchase and any shares issuable by the exercise of warrants for nominal consideration.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted method based on the nature of such securities. For periods in which the Company reports a net loss, the diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, because inclusion of such potentially dilutive shares on an as-converted basis would have been anti-dilutive.

Cash and Cash Equivalents

The Company considers financial instruments with an original maturity of three months or less to be cash and cash equivalents. The Company maintains cash and cash equivalents at multiple financial institutions, and, at times, these balances exceed federally insurable limits. As a result, there is a concentration of credit risk related to amounts on deposit. The Company believes any risks are mitigated through the size and security of the financial institution at which our cash balances are held.

Restricted Cash

The Company considers cash to be restricted when withdrawal or general use is legally restricted. The Company reports the current portion of restricted cash as a separate item in the Consolidated Balance Sheets and the non-current portion is a component of other long-term assets in the Consolidated Balance Sheets. The Company determines current or non-current classification based on the expected duration of the restriction.

Accounts Receivable, net

Accounts receivable consist of balances due from customers resulting from the sale of hardware, professional services and hosted services. Accounts receivable are recorded at invoiced amounts, are non-interest bearing and are presented net of the associated allowance for doubtful accounts on the Consolidated Balance Sheets. The allowance for doubtful accounts totaled $357 as of both June 30, 2022, and December 31, 2021. The provision for doubtful accounts is recorded in general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss; there was no provision recorded for the three and six months ended June 30, 2022, respectively. The provision for doubtful accounts totaled $(42) and $(27) for the three and six months ended June 30, 2021, respectively. There were no write-offs of accounts receivable deemed uncollectable for the three and six months ended June 30, 2022 and 2021. The Company evaluates the collectability of the accounts receivable balances and has determined the allowance for doubtful accounts based on a combination of factors, which include the nature of relationship and the prior experience the Company has with the account and an evaluation for current and projected economic conditions as of the Consolidated Balance Sheets date. Accounts receivable determined to be uncollectible are charged against the allowance for doubtful accounts. Actual collections of accounts receivable could differ from management’s estimates.

Significant Customers

A significant customer represents 10% or more of the Company’s total revenue or net accounts receivable balance at each respective Consolidated Balance Sheet date. The significant customers of the Company are also limited partners of an investor in the Company with approximately 16% and 22% ownership as of June 30, 2022 and December 31, 2021 respectively. The investor does not exert control or influence on these limited partners and, as such these limited partners do not meet the definition of related parties of the Company. Revenue as a percentage of total revenue and accounts receivable as a percentage of total accounts receivable for each significant customer follows.

	Accounts Receivable		Revenue
	As of		For the three months ended		For the six months ended
	June 30, 2022	December 31, 2021	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Customer A	18%	*	18%	18%	19%	27%
Customer B	*	15%	*	*	*	*
Customer C	*	*	11%	*	14%	*
Customer D	11%	*	*	*	*	*

* Total less than 10% for the respective period

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Goodwill

Goodwill represents the excess of cost over net assets of the Company's completed business combinations. The Company tests for potential impairment of goodwill on an annual basis in November to determine if the carrying value is less than the fair value. The Company will conduct additional tests between annual tests if there are indications of potential goodwill impairment. Qualitative factors are considered first to determine if performing a quantitative test is necessary. No goodwill impairment has been recorded as of June 30, 2022.

Intangible Assets

The Company recorded intangible assets with finite lives, including customer relationships and developed technology, as a result of the iQuue and SightPlan acquisitions. Intangible assets are amortized on a straight-line basis based on their estimated useful lives. The estimated useful life of these intangible assets are as follows.

Estimated useful life (in years)
Trade name	5
Customer relationships	10 - 13
Developed technology	1 - 7

Warranty Allowance

The Company provides its customers with limited service warranties associated with product replacement and related services. The warranty typically lasts one year following the installation of the product. The estimated warranty costs, which are expensed at the time of sale and included in hardware cost of revenue, are based on the results of product testing, industry and historical trends and warranty claim rates incurred and are adjusted for identified current or anticipated future trends as appropriate. Actual warranty claim costs could differ from these estimates. For the three months ended June 30, 2022 and 2021, warranty expense included in cost of hardware revenue was $373 and $80, respectively. For the six months ended June 30, 2022 and 2021, warranty expense included in cost of hardware revenue was $657 and $388, respectively. As of June 30, 2022, and December 31, 2021, the Company’s warranty allowance was $3,587 and $6,106, respectively.

During the year ended December 31, 2020, the Company identified a deficiency with batteries contained in certain hardware sold and has included an estimate of the expected cost to remove these batteries, which were acquired from one supplier, in its warranty allowance. During the year ended December 31, 2021, the Company identified additional deficient batteries, and while the number of deficient batteries is less than one percent of the total number of all batteries deployed, the Company has elected to replace such batteries from previously deployed hardware devices. As of June 30, 2022, and December 31, 2021, $2,213 and $4,732, respectively, is included in the Company’s warranty allowance related to the remaining cost of replacement for this identified battery deficiency.

Convertible Preferred Stock

The Company assessed the provisions of Legacy SmartRent’s convertible preferred stock including redemption rights, dividends and voting rights to determine the appropriate classification. The Company determined that Legacy SmartRent’s shares of convertible preferred stock are appropriately classified as mezzanine equity because they were contingently redeemable into cash upon the occurrence of an event not solely within Legacy SmartRent’s control. When it is probable that a convertible preferred share will become redeemable, adjustments are recorded to adjust the carrying values. No such adjustments have been recorded during the three or six months ended June 30, 2022 or year ended December 31, 2021. As a result of the Business Combination, each share of Legacy SmartRent convertible preferred stock and common stock was converted into the right to receive approximately 4.8846 shares of the Company’s Common Stock. Refer to Note 7, Convertible Preferred Stock and Equity.

Fair Value of Financial Instruments

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to on-going fair value measurement are categorized and disclosed into one of three categories depending on observable or unobservable inputs employed in the measurement. These two types of inputs have created the following fair value hierarchy.

Level 1: Quoted prices in active markets that are accessible at the measurement date for assets and liabilities.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Level 2: Observable prices that are based on inputs not quoted in active markets but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. The Company recognizes transfers between levels of the hierarchy based on the fair values of the respective financial measurements at the end of the reporting period in which the transfer occurred. There were no transfers between levels of the fair value hierarchy during the three or six months ended June 30, 2022 or year ended December 31, 2021, respectively. The carrying amounts of the Company’s accounts receivable, accounts payable and accrued and other liabilities approximate their fair values due to their short maturities.

Revenue Recognition

The Company derives its revenue primarily from sales of systems that consist of hardware devices, professional services and hosted services to assist property owners and property managers with visibility and control over assets, while providing all-in-one home control offerings for residents. Revenue is recorded when control of these products and services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those products and services.

The Company may enter into contracts that contain multiple distinct performance obligations. The transaction price for a typical arrangement includes the price for: smart home hardware devices, which devices currently consist of door-locks, thermostats, sensors and light switches; a hub device, represented by either the Alloy Fusion or the Alloy SmartHub; professional services; and a subscription for use of our proprietary software. The Company considers delivery for each of the hardware, professional services and the combination of the Alloy SmartHub device with proprietary software (the “hosted services”) to be separate performance obligations. The Alloy SmartHub device and the software subscription are not sold separately. The hardware performance obligation includes the delivery of smart home hardware devices and the Alloy Fusion device, which provides features that function independently without subscription to the Company’s proprietary software. The professional services performance obligation includes the services to install the hardware. The hosted services performance obligation provides a subscription that allows the customer access to software during the contracted-use term when the promised service is transferred to the customer. Contracts containing the Alloy SmartHub device, which only functions with the subscription to the Company’s proprietary software and related hosting services, are considered a single performance obligation. The Company partners with several manufacturers to offer a range of compatible hardware products for its customers. The Company maintains control of the hardware purchased from manufacturers prior to it being transferred to the customer. The Company has discretion in establishing the price the customer will pay for the good or service. Consequently, the Company is primarily responsible for fulfilling the promise to provide the product and the Company is considered the principal in these arrangements.

For each performance obligation identified, the Company estimates the standalone selling price, which represents the price at which the Company would sell the device or service separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price, considering available information such as market conditions, historical pricing data, and internal pricing guidelines related to the performance obligations. The Company then allocates the transaction price among those obligations based on the estimation of the standalone selling price.

Payments are received by the Company by credit card, check or automated clearing house (“ACH”) payments and payment terms are determined by individual contracts and generally range from due upon receipt to net 30 days. Taxes collected from customers and remitted to governmental authorities are not included in reported revenue. Payments received from customers in advance of revenue recognition are reported as deferred revenue. We have elected the following practical expedients following the adoption of ASC 606:

•
Shipping and handling costs: the Company elected to account for shipping and handling activities that occur after the customer has obtained control of a good as fulfillment activities (i.e., an expense) rather than as a promised service and are recorded as hardware cost of revenue. Amounts billed for shipping and handling fees are recorded as revenue.
•
Sales tax collected from customers: the Company elected to exclude from the measurement of transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

•
Measurement of the transaction price: the Company applies the practical expedient that allows for inclusion of the future auto-renewals in the initial measurement of the transaction price. The Company only applies these steps when it is probable that it will collect the consideration to which it is entitled in exchange for the goods or services it transfers to a customer.
•
Significant financing component: the Company elected not to adjust the promised amount of consideration for the effects of a significant financing component when the period between the transfer of promised goods or services and when the customer pays for the goods or services will be one year or less.

Timing of Revenue Recognition is as follows.

•
Hardware Revenue

Hardware revenue results from the direct sale to customers of hardware smart home devices, which devices currently consist of door-locks, thermostats, sensors, and light switches. These smart home devices connect to either the Alloy Fusion or the Alloy SmartHub. The performance obligation for hardware revenue is considered satisfied, and revenue is recognized at a point in time, when the hardware device is shipped to the customer, except for the Alloy SmartHub, which is discussed in “Hosted Services Revenue” below. The Alloy Fusion device provides features that function independently without subscription to our proprietary software, and the performance obligation for hardware revenue is considered satisfied and revenue is recognized at a point in time when the Alloy Fusion hub is shipped to the customer. The Company generally provides a one-year warranty period on hardware devices that are delivered and installed. The cost of the warranty is recorded as a component of cost of hardware revenue.

•
Professional Services Revenue

Professional services revenue results from installing smart home hardware devices, which does not result in significant customization of the product and is generally performed over a period from two to four weeks. Installations can be performed by the Company's employees, contracted out to a third-party with the Company's employees managing the engagement, or the customer can perform the installation themselves. The Company’s professional services contracts are generally arranged on a fixed price basis and revenue is recognized over the period in which the installations are completed.

•
Hosted Services Revenue

Hosted services revenue consists of recurring monthly subscription revenue generated from fees that provide customers’ access to one or more of the Company’s proprietary software applications including access controls, asset monitoring and related services. These subscription arrangements have contractual terms typically ranging from one-month to seven-years and include recurring fixed plan subscription fees. Arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Customers are granted continuous access to the services over the contractual period. Accordingly, fees collected for subscription services are recognized on a straight-line basis over the contract term beginning on the date the subscription service is made available to the customer. Variable consideration is immaterial.

The Company also sells the Alloy SmartHub hardware hub device. The Alloy SmartHub device functions only with the subscription to the Company’s proprietary software applications and related hosting services and is sold only on an integrated basis with the subscription to the software. The Company considers the Alloy SmartHub device and hosting services subscription a single performance obligation and therefore defers the recognition of revenue for the hub devices. The Alloy Fusion device operates together with the proprietary software, but also provides features with stand-alone functionality without subscription to the Company’s proprietary software, and the performance obligation for hardware revenue is considered satisfied and revenue is recorded at the point in time when the Alloy Fusion hub is shipped to the customer. When a hub device is included in a contract that does not require a long-term service commitment, the customer obtains a material right to renew the service because purchasing a new device is not required upon renewal. If a contract contains a material right, proceeds are allocated to the material right and recognized over the period of benefit, which is generally four years.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Cost of Revenue

Cost of revenue consists primarily of direct costs of products and services together with the indirect cost of estimated warranty expense and customer care and support over the life of the service arrangement.

•
Hardware

Cost of hardware revenue consists primarily of direct costs of proprietary products, hardware devices, supplies purchased from third-party providers, and shipping costs together with, indirect costs related to warehouse facilities (including depreciation and amortization of capitalized assets and right-of-use assets), infrastructure costs, personnel-related costs associated with the procurement and distribution of products and warranty expenses together with the indirect cost of customer care and support.

•
Professional Services

Cost of professional services revenue consists primarily of direct costs related to personnel-related expenses for installation and supervision of installation services, general contractor expenses and travel expenses associated with the installation of products and indirect costs that are also primarily personnel-related expenses in connection with training of and ongoing support for customers and residents.

•
Hosted Services

Cost of hosted services revenue consists primarily of the amortization of the direct costs of the hardware hub device consistent with the revenue recognition period noted above in Hosted Services Revenue and infrastructure costs associated with providing software applications together with the indirect cost of customer care and support over the life of the service arrangement.

Deferred Cost of Revenue

Deferred cost of revenue includes all direct costs included in cost of revenue for hosted services and the hub device that have been deferred to future periods.

Research and Development

These expenses relate to the research and development of new products and services and enhancements to the Company’s existing product offerings and are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and recorded as a component of sales and marketing expense. The Company incurred $66 and $244 of advertising expenses for the three months ended June 30, 2022 and 2021, respectively. The Company incurred $140 and $400 of advertising expenses for the six months ended June 30, 2022, and 2021, respectively.

Segments

The Company has one operating segment and one reportable segment as its chief operating decision maker, who is its Chief Executive Officer, reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s principal operations are in the United States and the Company’s long-lived assets are located primarily within the United States. The Company held $5,566 and $8,629 of assets outside the United States at June 30, 2022, and December 31, 2021, respectively.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Recent Accounting Guidance

Recent Accounting Guidance Not Yet Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments—Credit Losses (Topic 326)” which modifies the measurement of expected credit losses of certain financial instruments. This update is effective for fiscal years beginning after December 15, 2022 and must be applied using a modified-retrospective approach, with early adoption permitted. The adoption of ASU 2016-13 may have an impact on the Company’s accounting for accounts receivable, bad debt expense, and loans receivable included in the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Loss. The Company is evaluating the extent of such impact.

Recently Adopted Accounting Guidance

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740)”, which simplifies the accounting for income taxes, primarily by eliminating certain exceptions found in the Accounting Standards Codification, section 740. This standard is effective for fiscal periods beginning after December 15, 2021. We adopted ASU No. 2019-12 effective January 1, 2022, which did not have a material impact on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). Upon the adoption of this update, contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination will be recognized and measured by the acquirer on the acquisition date in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers as if the acquirer had originated the contracts, which would generally result in an acquirer recognizing and measuring acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements. The Company adopted ASU 2021-08 on October 1, 2021, prior to the acquisition of SightPlan. Therefore, SightPlan’s historical deferred revenue balance as of March 22, 2022 has been included in the purchase price allocation in accordance with ASU 2021-08.

NOTE 3. FAIR VALUE MEASUREMENTS AND FAIR VALUE OF INSTRUMENTS

The following tables display the carrying values and fair values of financial instruments.

		As of June 30, 2022			As of December 31, 2021
Assets on the Consolidated Balance Sheets		Carrying Value	Unrealized Losses	Fair Value	Carrying Value	Unrealized Losses	Fair Value
Cash and cash equivalents	Level 1	$255,008	$-	$255,008	430,841	$-	$430,841
Restricted cash	Level 1	8,155	-	8,155	1,763	-	1,763
Total		$263,163	$-	$263,163	$432,604	$-	$432,604

		As of June 30, 2022		As of December 31, 2021
Liabilities on the Consolidated Balance Sheets		Carrying Value	Fair Value	Carrying Value	Fair Value
Acquisition earnout payment	Level 3	5,230	5,230	5,230	5,230
Total liabilities		$5,230	$5,230	$5,230	$5,230

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Earnout payments related to acquisitions are measured at fair value each reporting period using Level 3 unobservable inputs. The changes in the fair value of the Company's Level 3 liabilities for the six months ended June 30, 2022 and year ended December 31, 2021 are as follows.

	As of
	June 30, 2022	December 31, 2021
Balance at beginning of period	$5,230	$-
Fair value of acquisition earnout payment	-	5,230
Balance at end of period	$5,230	$5,230

The fair value of the earnout payment is measured on a recurring basis at each reporting date. The following inputs and assumptions were used in the Monte Carlo simulation model to estimate the fair value of the earnout payment as of June 30, 2022 and December 31, 2021. The change in fair value was immaterial, thus, no change to the fair value of the earnout payment was recorded as of June 30, 2022. See Note 13 for more information regarding the earnout payment.

	As of
	June 30, 2022	December 31, 2021
Discount Rate	8.30%	3.50%
Volatility	45.00%	24.80%

NOTE 4. REVENUE AND DEFERRED REVENUE

Disaggregation of Revenue

In the following tables, revenue is disaggregated by primary geographical market and type of revenue.

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Revenue by geography
United States	$41,933	$21,112	$78,380	$39,861
International	476	565	1,388	976
Total revenue	$42,409	$21,677	$79,768	$40,837

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Revenue by type
Hardware	$20,895	$14,029	$43,009	$26,427
Professional services	9,123	3,564	16,032	7,165
Hosted services	12,391	4,084	20,727	7,245
Total revenue	$42,409	$21,677	$79,768	$40,837

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Remaining Performance Obligations

Advance payments received from customers are recorded as deferred revenue and are recognized upon the completion of related performance obligations over the period of service. Advance payments for the hardware hub device are recorded as deferred revenue and recognized over the average in-service life of the hub. Advance payments received from customers for subscription services are recorded as deferred revenue and recognized over the term of the subscription. A summary of the change in deferred revenue is as follows.

	For the six months ended June 30,
	2022	2021
Deferred revenue balance as of January 1	$95,597	$53,501
Revenue recognized from balance of deferred revenue at the beginning of the period	(6,864)	(3,992)
Revenue deferred during the period	30,247	18,420
Revenue recognized from revenue originated and deferred during the period	(2,208)	(3,922)
Deferred revenue balance as of March 31	116,772	64,007
Revenue recognized from balance of deferred revenue at the beginning of the period	(11,051)	(3,270)
Revenue deferred during the period	23,879	17,346
Revenue recognized from revenue originated and deferred during the period	(4,155)	(3,578)
Deferred revenue balance as of June 30	$125,445	$74,505

As of June 30, 2022, the Company expects to recognize 61% of its total deferred revenue within the next 12 months, 17% of its total deferred revenue between 13 and 36 months, 21% between 37 and 60 months and 1% is expected to be recognized beyond five years.

Deferred cost of revenue includes all direct costs included in cost of revenue that have been deferred to future periods.

NOTE 5. OTHER BALANCE SHEET INFORMATION

Inventory consisted of the following.

	June 30, 2022	December 31, 2021
Finished Goods	$59,102	$33,007
Raw Materials	133	201
Total inventory	$59,235	$33,208

We write-down inventory for any excess or obsolete inventories or when we believe that the net realizable value of inventories is less than the carrying value. During the six months ended June 30, 2022, we recorded write-downs of $22, which is a component of hardware cost of revenues on the Consolidated Statements of Operations and Comprehensive Loss. There were no write-downs recorded for the three months ended June 30, 2022. During the three and six months ended June 30, 2021, we recorded write-downs of $166 and $127, respectively.

Prepaid expenses and other current assets consisted of the following.

	June 30, 2022	December 31, 2021
Prepaid expenses	$9,043	$15,084
Other current assets	2,004	2,285
Total prepaid expenses and other current assets	$11,047	$17,369

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Property and equipment, net consisted of the following.

	June 30, 2022	December 31, 2021
Computer hardware	$1,866	$1,768
Warehouse and other equipment	488	461
Leasehold improvements	544	284
Furniture and fixtures	161	161
Property and equipment, gross	3,059	2,674
Less: Accumulated depreciation	(1,160)	(800)
Total property and equipment, net	$1,899	$1,874

Depreciation expense on all property and equipment was $170 and $93 during the three months ended June 30, 2022 and 2021, respectively. Depreciation and amortization expense on all property, plant and equipment was $360 and $173 during the six months ended June 30, 2022 and 2021, respectively.

Other long-term assets consisted of the following.

	June 30, 2022	December 31, 2021
Operating lease - ROU asset, net	$4,937	$2,927
Restricted cash, long-term portion	495	495
Other long-term assets	6,235	3,790
Total other long-term assets	$11,667	$7,212

Intangible assets, net consisted of the following.

	June 30, 2022			December 31, 2021
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$22,990	$(667)	$22,323	$3,290	$-	$3,290
Developed technology	10,600	(554)	10,046	300	-	300
Trade name	900	(54)	845	-	-	-
Total intangible assets, net	$34,490	$(1,275)	$33,214	$3,590	$-	$3,590

Amortization expense on all intangible assets was $1,056 and $1,275 for the three and six months ended June 30, 2022. For the three and six months ended June 30, 2021, there was no amortization expense recorded as the assets were acquired in December 2021 or thereafter. Accumulated amortization on all intangible assets was $1,275 as of June 30, 2022. There was no accumulated amortization as of December 31, 2021. Total future amortization for finite-lived assets is estimated as follows.

Amortization Expense
2022 - Remaining	$2,092
2023	3,873
2024	3,873
2025	3,873
2026	3,873
Thereafter	15,630
Total	$33,214

Accrued expenses and other current liabilities consisted of the following.

	June 30, 2022	December 31, 2021
Accrued compensation costs	$9,243	$6,588
Accrued expenses	3,663	4,559
Warranty allowance	3,587	6,106
Other	6,552	4,981
Total accrued expenses and other current liabilities	$23,045	$22,234

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

NOTE 6. DEBT

Term Loan and Revolving Line of Credit Facility

In December 2021, the Company entered into a $75,000 Senior Revolving Facility with a five-year term (the "Senior Revolving Facility"). The Senior Revolving Facility includes a letter of credit sub-facility in the aggregate availability of $10,000 as a sublimit of the Senior Revolving Facility, and a swingline sub-facility in the aggregate availability of $10,000 as a sublimit of the Senior Revolving Facility. Proceeds from the Senior Revolving Facility are to be used for general corporate purposes. Amounts borrowed under the Senior Revolving Facility may be repaid and, prior to the Senior Revolving Facility maturity date, reborrowed. The Senior Revolving Facility terminates on the Senior Revolving Facility maturity date in December 2026, when the principal amount of all advances, the unpaid interest thereon, and all other obligations relating to the Senior Revolving Facility shall be immediately due and payable. The Company has yet to draw on the Senior Revolving Facility as of June 30, 2022. The Company accounted for the cancellation of its previous revolving facility and the issuance of the Senior Revolving Facility as an exchange with the same creditor. As a result, all costs related to entering into the Senior Revolving Facility that are allowed to be deferred are recorded as a deferred asset and included in other assets on the Consolidated Balance Sheets. These costs totaled $688 and will be amortized ratably over the five-year term of the Senior Revolving Facility. For the three and six months ended June 30, 2022, the Company recorded $51 and $78, respectively, of amortization expense in connection with these costs, which is a component of Interest Expense on the Consolidated Statements of Operations and Comprehensive Loss.

Interest rates for draws upon the Senior Revolving Facility are determined by whether the Company elects a secured overnight financing rate loan (“SOFR Loan”) or alternate base rate loan (”ABR Loan”). For SOFR Loans, the interest rate is based upon the forward-looking term rate based on SOFR as published by the CME Group Benchmark Administration Limited (CBA) plus an applicable margin, subject to a floor of 0.00%. For ABR Loans, the interest rate is based upon the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus an applicable margin, or (iii) 3.25%. As of June 30, 2022, the applicable margins for SOFR Loans and ABR Loans under the Senior Revolving Facility were 0.10% and 0.50%, respectively.

In addition to paying interest on the outstanding principal balance under the Senior Revolving Facility, the Company is required to pay a facility fee to the lender in respect of the unused commitments thereunder. The facility fee rate is based on the daily unused amount of the Senior Revolving Facility and is one fourth of one percent (0.25%) per annum based on the unused facility amount.

The Senior Revolving Facility contains certain customary affirmative and negative covenants and events of default. Such covenants will, among other things, restrict, subject to certain exceptions, the Company’s ability to (i) engage in certain mergers or consolidations, (ii) sell, lease or transfer all or substantially all of the Company’s assets, (iii) engage in certain transactions with affiliates, (iv) make changes in the nature of the Company’s business and our subsidiaries, and (v) incur additional indebtedness that is secured on a pari passu basis with the Senior Revolving Facility.

The Senior Revolving Facility also requires the Company, on a consolidated basis with its subsidiaries, to maintain a minimum cash balance. If the minimum cash balance is not maintained, the Company is required to maintain a minimum liquidity ratio. If an event of default occurs, the lender is entitled to take various actions, including the acceleration of amounts due under the Senior Revolving Facility and all actions permitted to be taken by a secured creditor. As of June 30, 2022, and through the date these consolidated financial statements were issued, the Company believes it was in compliance with all financial covenants.

The Senior Revolving Facility is collateralized by first priority or equivalent security interests in substantially all the property, rights, and assets of the Company.

As of June 30, 2022 and December 31, 2021, there was no outstanding principal amount under the Senior Revolving Facility.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

In August 2019, Legacy SmartRent entered into a loan and security agreement for a Credit Facility. The Credit Facility provided $15,000 of borrowing capacity and consisted of a $10,000 Revolving Facility, which originally matured in August 2021, but was extended to December 2021, and a $5,000 Term Loan Facility, with a maturity date of November 2023. The Term Loan Facility was subject to monthly payments of interest, in arrears, accrued on the principal balance of the Term Loan Facility through November 2020. Thereafter, and continuing through the Term Loan Facility maturity date, the Term Loan Facility was subject to equal monthly payments of principal plus accrued interest. Proceeds from the Credit Facility were used for general corporate purposes. In connection with the Credit Facility, the Company issued warrants (see Note 7) to purchase Legacy SmartRent’s common stock, which were subsequently exercised on September 7, 2021 pursuant to a cashless exercise and resulting in the issuance of 147,911 shares of Common Stock. At the time of issuance, the fair value of the warrants was recorded as additional paid-in capital with a reduction to the carrying value of the Term Loan Facility. The resulting discount from outstanding principal balance of the Term Loan Facility was amortized using the effective interest rate method over the periods to maturity. Amortization of this discount is recorded as interest expense in the accompanying Consolidated Statements of Operations and Comprehensive Loss and Comprehensive Loss. In December 2021, the Credit Facility was cancelled upon the repayment in full of the Term Loan Facility principal and accrued interest. The repayment of the Term Loan Facility was accounted for as an extinguishment of debt.

NOTE 7. CONVERTIBLE PREFERRED STOCK AND EQUITY

Preferred Stock

The Company is authorized to issue 50,000 shares of $0.0001 par value preferred stock.

As discussed in Note 1, the Company has retroactively adjusted the shares issued and outstanding prior to August 24, 2021 to give effect to the Exchange Ratio to determine the number of shares of Common Stock into which they were converted.

Prior to the Business Combination, Legacy SmartRent had shares of $0.00001 par value Series Seed, Series A, Series B, Series B-1, Series C, and Series C-1 preferred stock outstanding, all of which were convertible into shares of common stock of Legacy SmartRent on a 1:1 basis, subject to certain anti-dilution protections. Upon the closing of the Business Combination, the outstanding shares of preferred stock were converted into Common Stock of the Company based on the Exchange Ratio of approximately 4.8846.

The original issuance price per share of Legacy SmartRent’s authorized, issued and outstanding preferred stock follows as of August 24, 2021.

Issue Date	Series	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Liquidation Preference
March 2018	Seed	4,707	4,707	$1.0000	$4,707
September 2018	A	4,541	4,541	$1.1011	5,000
May 2019	B-1	508	508	$4.9767	2,527
May 2019	B	5,425	5,425	$6.2209	33,750
March 2020	C-1	761	761	$10.0223	7,624
March - May 2020; March 2021	C	8,874	8,874	$10.4236	92,468
		24,816	24,816		$146,076

Upon the closing of the Business Combination, 24,816 outstanding shares of preferred stock were converted into 121,214 shares of Common Stock at the Exchange Ratio of 4.8846.

During the six months ended June 30, 2021, Legacy SmartRent issued an additional 3,358 shares of Series C preferred stock through two tranches that closed in February and March 2021. The Series C preferred stock was issued in exchange for $35,000 gross cash proceeds. Expenses in connection with the issuance of the Series C preferred stock were $207, resulting in net cash proceeds of $34,793.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Warrants

In February 2021, Legacy SmartRent issued 750 warrants to purchase Legacy SmartRent’s common stock as consideration to certain customers. As part of the Business Combination on August 24, 2021, these warrants converted to warrants to purchase 3,663 shares of Common Stock at $0.01 per share pursuant to the Exchange Ratio and remain outstanding. The warrants are exercisable upon issuance until their expiration in February 2031 or earlier upon redemption. The number of warrants issued to these customers is dependent on the number of installed units, as defined by the warrant agreements, purchased by the customer. The fair value of the vested portion of the warrants has been recorded as additional paid in capital and contra-revenue on the accompanying Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Loss, respectively. For the three months ended June 30, 2022 and 2021 respectively, the Company recorded $19 and $18 in the Consolidated Statement of Operations and Comprehensive Loss related to these warrants. For the six months ended June 30, 2022 and 2021 respectively, the Company recorded $21 and $40, as contra-revenue in the Consolidated Statement of Operations and Comprehensive Loss related to these warrants.

In April 2020, in connection with the closing of the second tranche of the Series C preferred stock, Legacy SmartRent issued a warrant to purchase common stock to an investor who participated in the second tranche closing. The warrant represents compensation paid for marketing services to be provided and was accounted for using stock-based compensation guidance. The warrant vests based on the number of installed units attained over a measurement period, which expires in April 2023. The variability in the units earned was determined to be a performance condition and did not require classification of the warrant as a liability. Upon vesting, the warrant holder is entitled to purchase 384 fully paid and non-assessable shares of Legacy SmartRent’s common stock at $0.01 per share, subject to adjustment pursuant to the warrant. The Company measured the fair value of the warrants using the Black-Scholes-Merton model. As part of the Business Combination on August 24, 2021, these warrants converted to warrants to purchase 1,874 shares of Common Stock pursuant the Exchange Ratio. The remaining warrants fully vested during the three months ended March 31, 2022. The warrants were exercised during the three months ended June 30, 2022. The Company records the associated marketing expense over the service period as the units are installed with an offset to additional paid-in-capital. During the three months ended June 30, 2022, the Company did not recognize sales and marketing expense related to these warrants. During the three months ended June 30, 2021, the Company recognized $149 of sales and marketing expense related to these warrants. During the six months ended June 30, 2022 and 2021 respectively, the Company recognized $217 and $359 of sales and marketing expense related to these warrants.

In August 2019, in connection with the Credit Facility (Note 6), Legacy SmartRent issued warrants to purchase common stock of Legacy SmartRent to the lender. The warrants were exercisable upon issuance until their expiration in August 2029 or earlier upon redemption. The holder of the warrants, together with any successor or permitted assignee or transferee, was entitled to purchase 33 fully paid and non-assessable shares of the Legacy SmartRent’s common stock at $2.30 per share, subject to adjustment pursuant to the warrant. The fair value of the warrants has been recorded as additional paid in capital and a reduction to the carrying value of the Term Loan Facility. The resulting discount from outstanding principal balance of the Term Loan Facility was being amortized using the effective interest rate method over the periods to maturity. Amortization of this discount was recorded as interest expense. The warrants were exercised during the year ended December 31, 2021 as discussed above (Note 6).

In March 2019, Legacy SmartRent issued a warrant to purchase common stock to the purchaser of a $2,500 convertible note. The warrant represented compensation paid for marketing services to be provided and was accounted for using stock-based compensation guidance. The warrant vested based on the number of installed units attained over a measurement period, which expired in March 2021. The variability in the units earned was determined to be a performance condition and did not require classification of the warrant as a liability. Upon vesting, the warrant holder was entitled to purchase up to 503 fully paid and non-assessable shares of Legacy SmartRent’s common stock at $0.01 per share, subject to adjustment pursuant to the warrant. The Company measured the fair value of the warrant using the Black-Scholes-Merton model. The Company recorded the associated marketing expense over the service period as the units were installed with an offset to additional paid-in-capital. These warrants were exercised by the holder in March 2021, which resulted in 503 shares of common stock being issued by Legacy SmartRent. During the three and six months ended June 30, 2022 and 2021, no sales and marketing expense related to these warrants is in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

NOTE 8. STOCK-BASED COMPENSATION

2018 Stock Plan

Legacy SmartRent’s board of directors adopted, and its stockholders approved, the SmartRent.com, Inc. 2018 Stock Plan (the “2018 Stock Plan”), effective March 2018. The purpose of the 2018 Stock Plan was to advance the interests of Legacy SmartRent and its stockholders by providing an incentive to attract, retain and reward persons performing services for Legacy SmartRent and by motivating such persons to contribute to the growth and profitability of Legacy SmartRent. The 2018 Stock Plan seeks to achieve this purpose by providing for awards in the form of options, restricted stock purchase rights or restricted stock bonuses. Awards granted under the 2018 Stock Plan generally expire ten years from the date of grant and become vested and exercisable over a four-year period. All options are subject to certain provisions that may impact these vesting schedules. As part of the Business Combination on August 24, 2021, all awards issued under the 2018 Stock Plan were assumed by the Company and converted to options to purchase Common Stock and RSUs for Common Stock using the Exchange Ratio.

Summaries of the Company’s 2018 Stock Plan activity for the six months ended June 30, 2022 is presented below.

	Options Outstanding
	Number of Options	Weighted- Average Exercise Price ($ per share)	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
December 31, 2021	10,457	$0.51	7.96	$-
Granted	175	$9.58
Exercised	(131)	$0.47
Cancelled and forfeited	(326)	$0.47
March 31, 2022	10,175	$0.66	7.75	$-
Exercised	(70)	$0.47
June 30, 2022	10,105	$0.67	7.50
Vested options as of June 30, 2022	8,173	$0.49	7.30	$-

Amendment to the 2018 Stock Plan

In April 2021, the board of directors of Legacy SmartRent executed a unanimous written consent to provide an additional incentive to certain employees of Legacy SmartRent by amending the 2018 Stock Plan to allow for the issuance of RSUs and granted a total of 1,533 RSUs to certain employees which vest over four years. The estimated fair value for each RSU issued was approximately $21.55 per share and the total stock-based compensation expense to be amortized over the vesting period is $33,033. As part of the Business Combination on August 24, 2021 these RSUs were assumed by the Company and converted to 7,489 RSUs at a per share fair value of $4.41 pursuant to the Exchange Ratio. During the year ended December 31, 2021, $843 of stock compensation expense was recorded for these awards. The outstanding RSUs also contain a liquidity event vesting condition which was satisfied upon closing of the Business Combination. Accordingly, the Company recognized an additional one-time stock-based compensation expense of $2,827 in August 2021 as a retroactive catch-up of cumulative stock-based compensation expense for such awards from their original grant dates.

2021 Equity Incentive Plan

In connection with the Business Combination, the board of directors approved and implemented the SmartRent, Inc. 2021 Equity Incentive Plan. The purpose of the 2021 Plan is to enhance our ability to attract, retain and motivate persons who make, or are expected to make, important contributions to the Company by providing these individuals with equity ownership opportunities and equity-linked compensation opportunities.

The 2021 Plan authorizes the compensation committee to provide incentive compensation in the form of stock options, restricted stock and stock units, performance shares and units, other stock-based awards and cash-based awards. Under the 2021 Plan, the Company is authorized to issue up to 15,500 shares of stock. As part of the Business Combination on August 24, 2021, the RSUs granted in the 2018 Stock Plan were assumed by the Company and converted to 7,489 restricted stock units pursuant to the Exchange Ratio. In August 2021, 354 RSUs were granted to certain executives and the board of directors at a fair value of $12.10. Non-employee board member RSUs will vest either over one year or three years. The RSUs granted to employees are generally subject

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

to a four-year vesting schedule and all vesting shall be subject to the recipient’s continued employment with the Company or its subsidiaries through the applicable vesting dates. In November 2021, the Company granted 72 RSUs to certain executives pursuant to the 2021 Equity Incentive Plan. These RSUs had a fair value of $12.10 at the time of the grant and will vest over four years. During the three months ended March 31, 2022, the Company granted 1,510 RSUs to certain employees pursuant to the 2021 Equity Incentive Plan. These RSUs had a fair value of $7.54 at the time of the grant and will vest over four years. During the three months ended June 30, 2022, the Company granted 387 RSUs to certain employees and directors pursuant to the 2021 Equity Incentive Plan. These RSUs had a fair value of $4.44 at the time of the grant and will vest over four years. No right to any Common Stock is earned or accrued until such time that vesting occurs, nor does the grant of the RSU award confer any right to continue vesting or employment. Compensation expense associated with the unvested RSUs is recognized on a straight-line basis over the vesting period.

During the three and six months ended June 30, 2022 respectively, stock-based compensation expense of $3,403 and $6,526 was recognized in connection with the vesting of all RSUs. No stock-based compensation expense related the RSUs was recognized during the three and six months ended June 30, 2021.

The following table summarizes activity related to the RSUs:

	Restricted Stock Units
	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value (per share)
December 31, 2021	7,671	$4.98
Granted	1,510	$7.54
Cancelled	(136)	$4.82
March 31, 2022	9,045	$5.29
Granted	387	$4.44
Vested or distributed	(2,153)	$4.56
June 30, 2022	7,279	$5.43

Employee Stock Purchase Plan

The Company has the ability to initially issue up to 2,000 shares of Common Stock under the Employee Stock Purchase Plan ("ESPP"), subject to annual increases effective as of January 1, 2022 and each subsequent January 1 through and including January 1, 2030 in an amount equal to the smallest of (i) 1% of the number of shares of the Common Stock outstanding as of the immediately preceding December 31, (ii) 2,000 shares or (iii) such amount, if any, as the Board may determine. During the three and six months ended June 30, 2022, stock-based compensation expense of $105 and $191 was recognized in connection with the ESPP. No expense related to the ESPP was recognized during the three and six months ended June 30, 2021.

Stock-Based Compensation

The Company recorded stock-based compensation expense as follows.

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Research and development	$933	$52	$1,814	$107
Sales and marketing	590	16	1,129	32
General and administrative	2,300	360	4,403	716
Total	$3,823	$428	$7,346	$855

During the three and six months ended June 30, 2022, stock-based compensation expense of $202 and $401, respectively, was recognized for 844 shares granted in connection with the Zenith Highpoint Inc. ("Zenith") acquisition and are recorded as a component of general and administrative expense. During the three and six months ended June 30, 2021, $202 and $402, respectively, of stock-based compensation expense related to these shares was recognized and are recorded as a component of general and administrative expense. As part of the

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Business Combination on August 24, 2021, these 844 shares converted into 4,123 shares pursuant to the Exchange Ratio.

During the three and six months ended June 30, 2022, stock-based compensation expense of $113 and $228, respectively, was recognized in connection with the vesting of outstanding options. During the three and six months ended June 30, 2021, stock-based compensation expense of $226 and $453, respectively, was recognized in connection with the vesting of outstanding options.

NOTE 9. INCOME TAXES

The Company’s effective tax rate (ETR) from continuing operations was 3.79% and 10.61% for the three and six months ended June 30, 2022, respectively. The Company's ETR from continuing operations was (0.41%) and (0.45%) for the three and six months ended June 30, 2021, respectively. The Company’s ETR during the three and six months ended June 30, 2022 differed from the federal statutory rate of 21% primarily due to changes in valuation allowance and foreign taxes.

The Company recorded net deferred tax liabilities during the six months ended June 30, 2022, due to the acquisition of SightPlan. Those net deferred tax liabilities provide a source of taxable income to offset future tax deductions from deferred tax assets, and as a result, management reduced the valuation allowance by $5,889 during the six months ended June 30, 2022; $1,045 of this reduction was during the three months ended June 30, 2022 due to measurement period adjustments to the SightPlan purchase price accounting (Note 13).

NOTE 10. NET LOSS PER SHARE

The following potentially dilutive shares were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because inclusion of the shares on an as-converted basis would have been anti-dilutive.

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Convertible preferred stock	-	121,226	-	121,226
Common stock options and restricted stock units	17,384	18,509	17,384	18,509
Common stock warrants	3,664	161	3,664	161
Shares subject to repurchase	1,374	2,750	1,374	2,750
Total	22,422	142,647	22,422	142,647

NOTE 11. RELATED-PARTY TRANSACTIONS

During the six months ended June 30, 2022, the Company incurred marketing expense of $217 in connection with the vesting of warrants held by an investor. There was no such marketing expense incurred during the three months ended June 30, 2022. During the three and six months ended June 30, 2021, the Company incurred marketing expense of $149 and $359, respectively, in connection with the vesting of warrants held by an investor.

The Company incurred consulting expense of $20 included in research and development expenses for the six months ended June 30, 2022, related to services provided by companies in which one of the Company's executives have control or significant influence. There were no related-party expenses incurred during the three months ended June 30, 2022. During the three and six months ended June 30, 2021, the Company incurred consulting expenses from these companies of $23 and $38, respectively.

On March 22, 2022, the Company purchased all of the outstanding equity interests of SightPlan (see Note 13). One of our directors, through a personal investment vehicle, held an unsecured convertible promissory note in SightPlan (the “SightPlan Convertible Note”). As consideration for the conversion and cancellation of the SightPlan Convertible Note, the director received $458 at the closing of the SightPlan acquisition. The director did not participate in any negotiations, recused himself from all board discussions related to the SightPlan acquisition, and did not vote on the matter.

Entities affiliated with RET, which currently hold more than 5% of the outstanding shares of the Company's Common Stock, held more than 17% of the fully diluted shares outstanding of SightPlan (the “RET SightPlan

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

Holdings”). As consideration for the RET SightPlan Holdings, entities affiliated with RET received $22,271 at the closing of the SightPlan acquisition. None of the Company's executive officers or directors hold any economic interest in RET and RET does not have a designee on the Company's board of directors. Further, RET did not assist the Company with any negotiations or participate in the Company's board discussions related to the SightPlan acquisition.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is subject to various legal proceedings and claims that arise in the ordinary course of our business. Liabilities are accrued when it is believed that it is both probable that a liability has been incurred and that the Company can reasonably estimate the amount of the potential loss. The Company does not believe that the outcome of these proceedings or matters will have a material effect on the consolidated financial statements.

The Company entered into an agreement with a supplier in April 2020, as further amended in March 2021, to purchase minimum volumes of certain products through August 2022. Due to significant failure rates and other defects, the Company ceased ordering product from this supplier as of December 2020. Despite the Company’s requests, the supplier indicated they are not willing to refund the Company for the malfunctioning products previously purchased, and therefore, the Company filed a complaint against the supplier on March 22, 2022 in the Superior Court for the State of California, County of Santa Clara. On July 26, 2022, the supplier filed a demurrer seeking to dismiss the complaint filed by the Company as well as a cross-complaint against the Company for breach of contract and other allegations. The Company denies the allegations in the supplier’s complaint and does not believe it has any further commitment to the supplier.

The Company regularly reviews outstanding legal claims, actions and enforcement matters, if any exist, to determine if accruals for expected negative outcomes of such matters are probable and can be reasonably estimated. The Company evaluates any such outstanding matters based on management’s best judgment after consultation with counsel. There is no assurance that the Company's accruals for loss contingencies will not need to be adjusted in the future. The amount of such adjustment could significantly exceed the accruals the Company has recorded. The Company had no such accruals as of June 30, 2022 or December 31, 2021.

NOTE 13. ACQUISITIONS

iQuue Acquisition

On December 31, 2021, the Company purchased all of the outstanding equity interests of iQuue, LLC. iQuue was founded in 2015 and is headquartered in Altamonte Springs, Florida. iQuue is a SaaS company providing a smart home and smart building technology platform for property owners, managers, and residents in the multifamily industry. Backed by Samsung SmartThings, the iQuue technology platform is capable of integrating with any smart device. iQuue offerings include access control, door code management, managed WiFi, and professional installation.

The Company accounted for the iQuue acquisition as a business combination. The preliminary purchase price consisted of $7,213 of cash and restricted cash, estimated fair market value of $5,230 in contingent consideration relating to three earnout payments tied to the attainment of installed unit targets during the period of December 31, 2021 to June 30, 2025, and a Net Working Capital Adjustment of $508 to be paid out 91 days after the acquisition date. On the acquisition date, the Company paid cash of $6,192, and placed $1,021 in escrow accounts. As of June 30, 2022, the current escrow deposits are classified as “Restricted cash, current portion” in the Consolidated Balance Sheets. The Company determines current or non-current classification based on the expected duration of the restriction. The maximum value of the earnout payments is $6,375. To the extent these are earned, they will be payable in cash on, or promptly after, the earnout period dates of December 31, 2022, December 31, 2023, and June 30, 2025. The $5,230 fair value of the earnout payments is determined using the Monte Carlo simulation model based on installed unit projections during the period of December 31, 2021 through June 30, 2025, implied revenue volatility, a risk-adjusted discount rate, and a credit spread. Each reporting period, the Company is required to remeasure the fair value of the earnout liability as assumptions change and such adjustments will be recorded as a gain or loss in other income (expense), net within the Consolidated Statement of Operations and Comprehensive Loss. The fair value of the earnout liability falls within Level 3 of the fair value hierarchy as a result of the unobservable inputs used for the measurement. The Company determined there was

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

no change to the fair value of the earnout during the three or six months ended June 30, 2022 and therefore, no gain or loss was recorded.

As part of the business combination, the Company agreed to pay up to approximately $742 to the former shareholders of iQuue over the next three years, subject to the shareholders’ continued employment at the Company. As this payment is contingent upon the continuous service of the key employees, it is accounted for as post-combination compensation expense and is being recognized ratably over the service period of three years. The Company deposited $742 cash in escrow on the acquisition date for this obligation. The current portion of the escrow deposit is classified as “Restricted cash, current portion” and the non-current portion is classified as a component of "Other long-term assets" on the Consolidated Balance Sheets. During the three and six months ended June 30, 2022, the Company recognized $79 and $141, respectively, of compensation expense in connection with this bonus.

The fair value and allocation of the business combination are preliminary, are based upon management’s best estimates and assumptions, and are subject to future revision. The Company will finalize these amounts no later than one year from the acquisition date once it obtains the information necessary to complete the measurement process. Any changes resulting from facts and circumstances that existed as of the acquisition date may result in adjustments to the preliminary amounts disclosed above which may impact the reported results in the period those adjustments are identified.

The total purchase consideration and the fair values of the acquired assets and liabilities at the acquisition date were as follows.

Consideration
Cash paid at acquisition		$6,192
Contingent consideration		5,230
Cash consideration held in escrow		1,021
Net working capital adjustment		508
Fair value of total consideration transferred		12,951

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$290
Accounts receivable	721
Inventory	49
Intangible assets	3,590
Prepaid expenses and other assets	5
Total identifiable net assets acquired	4,655
Accounts payable	48
Deferred revenue	91
Accrued expenses and other liabilities	69
Total liabilities assumed	208

Total identifiable assets		4,447

Goodwill		$8,504

The Company recognized approximately $174 and $311 of compensation expense related to the iQuue acquisition during the three and six months ended June 30, 2022, respectively. The Company recognized $97 of other non-recurring acquisition related costs that were expensed during the six months ended June 30, 2022. There were no other non-recurring acquisition related costs expensed during the three months ended June 30, 2022. Compensation and other non-recurring acquisition related costs are included in general and administrative expenses on the Consolidated Statement of Operations and Comprehensive Loss.

The fair value of the assets acquired includes accounts receivable of $721. The gross amount due under contracts for accounts receivable is $721, all of which is expected to be collected. The Company did not acquire any other class of receivable as a result of the acquisition of iQuue.

The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on the fair market value of such assets and liabilities at the date of acquisition. Intangible assets associated with the acquisition totaled $3,590 and primarily related to customer relationships. The excess purchase price over the fair value of net assets acquired was recognized as goodwill and totaled $8,504. The goodwill is attributable primarily

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

to the workforce of the acquired business and expected synergies with the Company’s existing operations and is deductible over 15 years for income tax purposes.

The Company recorded intangible assets at their fair value, which consisted of the following.

	Estimated useful life (in years)	December 31, 2021
Customer relationships	13	$3,290
Developed technology	1	300
Total intangible assets		$3,590

The valuation of intangible assets was determined using an income approach methodology. The fair value of the customer relationship intangible assets was determined using the multi-period excess earnings method based on discounted projected net cash flows associated with the net earnings attributable to the acquired customer relationships. The fair value of the acquired developed technology was determined using the relief from royalty method, which measures the value by estimating the cost savings associated with owning the asset rather than licensing it. The income approach methodology involves estimating cash flows over the remaining economic life of the intangible assets, which are considered from a market participant perspective. Key assumptions used in estimating future cash flows included projected revenue growth rates and customer attrition rates. The projected future cash flows were discounted to present value using an appropriate discount rate. As such, all aforementioned intangible assets were valued using Level 3 inputs. During the three and six months ended June 30, 2022, the Company recorded amortization expense of $140 and $281, respectively, related to intangible assets. There was no such amortization expense recorded for the year ended December 31, 2021 as the acquisition occurred on December 31, 2021. These intangible assets are deductible over 15 years for income tax purposes.

The Company’s Consolidated Balance Sheets as of June 30, 2022 and December 31,2021, and other financial statements presented herein for the three and six months ended June 30, 2022 include the results of operations of iQuue since the acquisition date. Pro forma disclosures have not been provided since the acquisition did not have, and is not expected to have, a material impact on the Company’s results of operations.

SightPlan Acquisition

On March 22, 2022, the Company purchased all of the outstanding equity interests of SightPlan for approximately $135,000. SightPlan was founded in 2013 and is headquartered in Orlando, Florida. SightPlan is a SaaS company that provides a real estate operating platform offering automated answering, resident engagement, field service and maintenance management, inspections management, and due diligence and audit management services to real estate owners and managers.

The Company accounted for the SightPlan acquisition as a business combination. The preliminary purchase price consisted of $131,781 of cash and restricted cash and a post-closing downward adjustment of $127 reflecting the difference between estimated and actual net working capital of SightPlan on the acquisition date. On the acquisition date, the Company paid cash consideration of $130,931 and placed $850 in escrow accounts legally owned by the Company. As of June 30, 2022, the current escrow deposits are classified as restricted cash, current portion and other current liabilities on the Consolidated Balance Sheets. The Company determines current or non-current classification based on the expected duration of the restriction.

As part of the business combination, the Company agreed to pay up to approximately $5,760 to the former employees of SightPlan on the one-year anniversary of the acquisition date, subject to continued employment at the Company. As this payment is contingent upon the continuous service of the employees, it is accounted for as post-combination expense and will be recognized ratably over the service period of one year. During the three and six months ended June 30, 2022, the Company recorded $1,656 and $1,798, respectively, to general and administrative expenses on the Statements of Operations and Comprehensive Loss and to other current liabilities on the Consolidated Balance Sheets in connection with this contingent consideration. The Company deposited $5,760 cash in escrow on the acquisition date for this obligation. The escrow deposit is classified as restricted cash, current portion.

The fair value and allocation of the business combination are preliminary, are based upon management’s best estimates and assumptions, and are subject to future revision. The Company will finalize these amounts no later than one year from the acquisition date, once it obtains the information necessary to complete the measurement process. Any changes resulting from facts and circumstances that existed as of the acquisition date may result in adjustments to the preliminary amounts disclosed above which may impact the reported results in the period those adjustments are identified.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

The total purchase consideration and the fair values of the acquired assets and liabilities at the acquisition date were as follows.

Consideration
Cash paid at acquisition		$130,931
Cash consideration held in escrow		850
Net working capital adjustment		(127)
Fair value of total consideration transferred		131,654

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$1,978
Accounts receivable, net	1,255
Intangible assets	30,900
Other assets	749
Total identifiable net assets acquired	34,882
Accounts payable	6
Deferred revenue	885
Accrued expenses and other liabilities	735
Deferred tax liability (Note 9)	6,569
Other long-term liabilities	256
Total liabilities assumed	8,451

Total identifiable assets		26,431

Goodwill		$105,223

Changes resulting from facts and circumstances that existed as of the acquisition date resulted in measurement period adjustments to the estimated fair values of accounts receivable, net, intangible assets, other assets, deferred tax liability, and goodwill during the three months ended June 30, 2022. Specifically, the refinement of inputs used to estimate the fair value of intangible assets resulted in an increase in customer relationships of $4,400, a decrease in goodwill of $3,221, and an increase in the deferred tax liability of $1,179. The increase in intangible assets caused an increase in amortization expense of $121 within general and administrative expenses, of which an immaterial amount relates to the three months ended March 31, 2022. Additionally, the increase to the deferred tax liability caused an increase to the release of the valuation allowance, generating a $1,044 income tax benefit on the Consolidated Statement of Operations, all of which is related to the three months ended March 31, 2022. Changes to accounts receivable, net and other assets were immaterial.

Cash paid at acquisition	$130,931
Cash acquired	(1,978)
Payment of acquisition consideration, net of cash acquired	$128,953

The Company recognized approximately $1,656 and $1,798 of compensation expense related to the SightPlan acquisition during the three and six months ended June 30, 2022, respectively. The Company recognized $119 and $642 of other non-recurring acquisition related costs that were expensed during the three and six months ended June 30, 2022, respectively. Compensation and other non-recurring acquisition related costs and are included in general and administrative expenses on the Consolidated Statement of Operations and Comprehensive Loss.

The fair value of the assets acquired includes accounts receivable of $1,255. The gross amount due under contracts for accounts receivable is $1,284, substantially all of which is expected to be collected. The Company did not acquire any other class of receivable as a result of the acquisition of SightPlan.

The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on the fair market value of such assets and liabilities at the date of acquisition. Intangible assets associated with the acquisition totaled $30,900 and primarily related to customer relationships and developed technology. The excess purchase price over the fair value of net assets acquired was recognized as goodwill and totaled $105,223. The goodwill is attributable primarily to the workforce of the acquired business and expected synergies with the Company’s existing operations and is not deductible for income tax purposes.

SMARTRENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands, except per share amounts)

The Company recorded intangible assets at their fair value, which consisted of the following.

	Estimated useful life (in years)	March 31, 2022
Trade Name	5	$900
Customer relationships	10	19,700
Developed technology	7	10,300
Total intangible assets		$30,900

The valuation of intangible assets was determined using an income approach methodology. The fair value of the customer relationship intangible assets was determined using the multi-period excess earnings method based on discounted projected net cash flows associated with the net earnings attributable to the acquired customer relationships. The fair value of the trade name and the acquired developed technology was determined using the relief from royalty method, which measures the value by estimating the cost savings associated with owning the asset rather than licensing it. The income approach methodology involves estimating cash flows over the remaining economic life of the intangible assets, which are considered from a market participant perspective. Key assumptions used in estimating future cash flows included projected revenue growth rates and customer attrition rates. The projected future cash flows were discounted to present value using an appropriate discount rate. As such, all aforementioned intangible assets were valued using Level 3 inputs. During the three and six months ended June 30, 2022, the Company recorded amortization expense of $917 and $995, respectively, related to intangible assets. There was no such amortization expense recorded in the year ended December 31, 2021 as the acquisition occurred on March 22, 2022. These intangible assets are deductible over 15 years for income tax purposes.

Pro Forma Operating Results

The Company’s Consolidated Balance Sheet as of June 30, 2022, and other financial statements presented herein for the three and six months ended June 30, 2022 and 2021 include the results of operations of SightPlan since the acquisition date. The following unaudited pro forma information presents consolidated financial information as if the SightPlan acquisition had occurred on January 1, 2021. Pro forma disclosures for net loss have not been provided as the acquisition did not have, and is not expected to have, a material impact on the consolidated results through the year of acquisition. Pro forma operating results were prepared for comparative purposes only and are not indicative of what would have occurred had the acquisition been made as of January 1, 2021 or of the results that may occur in the future.

	For the three months ended		For the six months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues	$42,409	$23,727	$82,120	$44,750

NOTE 14. SUBSEQUENT EVENTS

In connection with the preparation of the accompanying consolidated financial statements, the Company has evaluated events and transactions occurring after June 30, 2022 and through August 11, 2022, the date these financial statements were issued, for potential recognition or disclosure and has determined that there are no additional items to disclose except as disclosed below.

In July and August 2022, certain employees exercised 133 stock options granted pursuant to the 2021 Incentive Stock Plan.

In July 2022, 146 RSUs vested pursuant to the 2021 Incentive Stock Plan.

In August 2022, employees enrolled in the Company's ESPP purchased 133 shares of the Company's Class A Common Stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included herein and the consolidated financial statements and notes thereto for the year ended December 31, 2021 contained in our Annual Report on Form 10-K filed with the SEC on March 25, 2022.

This discussion also contains forward-looking statements based upon current expectations that involve risks and uncertainties. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “our,” “us,” “the Company” and “SmartRent” generally refer to SmartRent Technologies, Inc., Legacy SmartRent, and its consolidated subsidiaries prior to the Business Combination.

Overview

SmartRent is an enterprise real estate technology company that provides comprehensive management software and applications designed for property owners, managers and residents. Our suite of products and services, which includes both smart building hardware and cloud-based SaaS solutions, provides seamless visibility and control over real estate assets. Our platform lowers operating costs, increases revenues, mitigates operational friction and protects assets for owners and operators, while providing a differentiated, elevated living experience for residents. Through our central connected device, called SmartHub, we integrate our proprietary enterprise software with third-party smart devices and other technology interfaces through an open-architecture, brand-agnostic approach, which allows owners, operators, and residents to manage their smart home systems through a single connected interface. Our products and solutions include smart apartments and homes, access control for buildings, common areas, and rental units, asset protection and monitoring, parking management, self-guided tours, and community and resident Wi-Fi. We also have a professional services team operating across the United States through which we provide customers with installation, training, and support services. Our recent SightPlan acquisition advances our product roadmap and augments the cloud-based SaaS solutions for current and prospective customers.

We believe SmartRent is the category leader in the enterprise smart home solutions industry. As of June 30, 2022, our customers owned an aggregate of approximately 6.6 million units, including 1.3 million units owned by new customers obtained in the SightPlan acquisition. This represents approximately 15% of the U.S. market for institutionally owned multifamily rental units and single-family rental homes, and includes many of the top multifamily residential owners in the United States. In addition to multifamily residential owners, our customers include some of the leading homebuilders, single-family rental homeowners, and iBuyers in the United States.

We estimate that the U.S. market for residential real estate consists of approximately 44 million institutionally owned multifamily rental units and single-family rental homes as of June 30, 2022. While several of the top multifamily residential owners are current SmartRent customers, we believe that we have only begun to take advantage of the full market opportunity in residential and commercial real estate sectors and in domestic and international markets. For example, we recently adapted our software and applications to target new opportunities in other residential real estate sectors, including student housing, senior housing, and new construction homes. In addition, we believe there is significant potential for growth beyond residential real estate to other commercial real estate asset classes, including, among others, office, hotel, retail, industrial, and self-storage. Furthermore, we believe there is an attractive opportunity to expand our smart home solutions into other markets globally and have started pilot programs and/or developed partner relationships in the United Kingdom and Canada.

We have designed our open-architecture, brand-agnostic smart home operating system to help the residential real estate industry become more efficient and effective. Importantly, our enterprise software integrates into most existing property management systems used by residential property owners and operators. With features speciﬁcally designed to increase productivity, while decreasing operating costs, we estimate that owners and operators can realize a 50% return on investment after installation of our smart home operating system.

The Business Combination

On August 24, 2021, we consummated the Business Combination contemplated by the Merger Agreement. Upon the closing of the Business Combination, Merger Sub merged with and into Legacy SmartRent, with Legacy SmartRent continuing as the surviving company and changing its name to “SmartRent Technologies, Inc.” In connection with the consummation of the Business Combination, we changed our name from “Fifth Wall Acquisition Corp. I” to “SmartRent, Inc.” and changed our trading symbol and exchange listing from “FWAA” on Nasdaq to “SMRT” on the NYSE.

Immediately prior to the effective time of the Business Combination, each share of Legacy SmartRent’s preferred stock converted into one share of Legacy SmartRent's common stock. As a result of and upon the closing of the Business Combination, (i) each share of common stock of Legacy SmartRent was canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of FWAA’s Class A Common Stock, par value $0.0001 ("Class A Common Stock") as determined pursuant to the Exchange Ratio (as defined in the Merger Agreement), (ii) each share of FWAA’s Class B common stock, was canceled and converted into Class A Common Stock, and (iii) each restricted stock unit, outstanding option and warrant to purchase Legacy SmartRent's common stock (whether vested or unvested) was assumed by FWAA and converted into comparable restricted stock units, options or warrants that are exercisable for shares of Class A Common Stock, with a value determined in accordance with the Exchange Ratio.

The Business Combination is accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under the guidance in FASB ASC 805, “Business Combinations,” FWAA is treated as the “acquired” company for financial reporting purposes. SmartRent Technologies, Inc. is deemed the accounting predecessor of the combined business and the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination had a significant impact on our reported financial condition and results of operations as a consequence of the reverse capitalization. The most significant change in our reported financial condition and results of operations was a net increase in cash (as compared to our Consolidated Balance Sheet at June 30, 2021) of approximately $444.6 million, which includes approximately $155.0 million in proceeds from the PIPE Investment (described below), offset by additional transaction costs for the Business Combination. Transaction costs incurred in connection with the Business Combination are approximately $56.0 million, including $12.1 million which represents deferred underwriter fees from the FWAA IPO.

In connection with the consummation of the Business Combination, holders of 246 shares of FWAA Class A Common Stock elected to have their shares redeemed.

On April 21, 2021, concurrently with the execution of the Merger Agreement, FWAA entered into subscription agreements with certain investors to which such investors collectively subscribed for an aggregate of 15,500,000 shares of Class A common stock at $10.00 per share for aggregate gross proceeds of $155,000,000 (the “PIPE Investment”). The PIPE Investments were consummated substantially concurrently with the closing of the Business Combination.

Our Model

Our smart home products and solutions provide an enterprise-grade holistic approach to what it means to be a connected community. A SmartRent connected community is a “curb to couch” concept where an entire property utilizes a variety of proprietary and third-party smart devices from various manufacturers and features that can be remotely managed to provide efficiency, automation, asset protection and ancillary revenue opportunities. A SmartRent connected community can combine in-rental unit smart home technology with our Alloy Access control system and our Alloy Parking system, which are connected by our Community WiFi solution and can be managed remotely using our core smart home operating system, Community Manager.

Impact of COVID-19

The extensive impact of the COVID-19 pandemic continues to evolve and continues to cause significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the spread of COVID-19, including recent variants, a number of countries, states, and other jurisdictions continue to impose various measures, including voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings, reduced operations and extended business closures.

While the impact of the COVID-19 pandemic on our workforce, operations and supply chain, customer demand, results of operations and overall financial performance remain uncertain, we believe that we will continue to experience COVID-related disruptions to our business through 2022. For example, we continue to experience production delays on our sourcing, manufacturing, and logistics channels, including SmartHub production delays as a result of a global shortage of Z-wave chips. Additionally, although we continue to see strong demand for our products, we have experienced purchasing delays from current and prospective customers where COVID-19 and related supply chain delays on their projects have pushed a portion of the transactions we expected to be completed in early 2022 to future periods.

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.

Factors Affecting Our Performance

We believe that our future success will be dependent on many factors, including those further discussed below. Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our ability to grow our customer base in a cost-effective manner, expand our hardware and hosted service offerings to generate increased revenue per Unit Deployed (as defined below), provide high quality hardware products and hosted service applications to maximize revenue and improve the leverage of our business model. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address in order to operate our business.

Investing in Research and Development

Our performance is significantly dependent on the investments we make in research and development, including our ability to attract and retain highly skilled research and development personnel. We must continually develop and introduce innovative new software services and hardware products, integrate with third-party products and services, mobile applications and other new offerings. If we fail to innovate and enhance our brand and our products, our market position and revenue will likely be adversely affected.

Active Supply Chain Management

We are focused on successfully navigating unprecedented global supply chain disruptions. Specifically, increased demand for electronics as a result of the COVID-19 pandemic, the U.S. trade relations with China and certain other factors have led to a global shortage of semiconductors, including Z‑wave chips, which are a central component of our SmartHubs. Due to this shortage, we have experienced SmartHub production delays, which have occasionally affected our ability to meet scheduled installations and facilitate customer upgrades to our higher-margin Alloy Fusion SmartHub. Further, we've experienced shortages and shipment delays related to components for Alloy Access and made-to-order specialty locks. Consequently, scheduled deployments have been delayed to future periods. This is a timing issue as these customer orders have not been canceled. We expect that some of these backlogged units will be deployed in 2022, but not all. Our expectation is that we will not see marked improvements with respect to supply chain delays for Alloy Access and for made-to-order locks for the remainder of this year.

New Products, Features and Functionality

We will need to expend additional resources to continue introducing new products, features and functionality to enhance the value of our smart home operating system. We have recently introduced a number of product enhancements and features, including the Building Access Control, Video Intercom, WiFi and Parking Management solutions. In the future, we intend to continue to release new products and solutions and enhance our existing products and solutions, and we expect that our operating results will be impacted by these releases.

The acquisition of SightPlan enhances our overall platform offering and customer value proposition by providing a comprehensive one-stop platform that broadens our support of property operations, enhancing the experience for residents, property owners and managers. Both SmartRent and SightPlan offer an open-API architecture that enables a myriad of third-party partner integrations, resulting in a multi-functional platform that enhances property management workflow efficiencies, empowers teams to get more done, elevates resident interactions, and improves resident living experiences.

Category Adoption and Market Growth

Our future growth depends in part on the continued consumer adoption of hardware and software products which improve resident experience and the growth of this market. We need to deliver solutions that enhance the resident experience and deliver value to our customers, rental property owners and operators, as well as homebuilders and developers, by providing products and solutions designed to enhance visibility and control over assets while providing additional revenue opportunities. In addition, our long-term growth depends in part on our ability to expand into international markets in the future.

Basis of Presentation

The consolidated financial statements and accompanying notes of SmartRent included elsewhere in this report are prepared in accordance with GAAP.

Key Operating Metrics

We regularly monitor a number of operating and financial metrics, which include certain non-GAAP financial measures in order to evaluate our operating performance, identify trends affecting our business, formulate business plans, measure our progress and make strategic decisions. Non-GAAP financial measures may not provide accurate predictions of future GAAP financial results.

The limitations our Key Operating Metrics have as an analytical tool are: (1) they might not accurately predict our future GAAP financial results, (2) we might not realize all or any part of the anticipated value reflected in Units Booked and (3) other companies, including companies in our industry, may calculate our Key Operating Metrics or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Units Deployed and New Units Deployed

We define Units Deployed as the aggregate number of SmartHubs that have been installed (including customer self-installations) as of a stated measurement date. We define New Units Deployed as the aggregate number of SmartHubs that were installed (including customer self-installations) during a stated measurement period. We use these operating metrics to assess the general health and trajectory of our business and growth. We had 60,329 and 23,834 New Units Deployed during the three months ended June 30, 2022 and 2021, respectively. We had 111,525, and 56,320 New Units Deployed during the six months ended June 30, 2022, and 2021, respectively. As of June 30, 2022, and June 30, 2021, we had an aggregate of 451,010 and 211,425 Units Deployed, respectively.

Committed Units

We define Committed Units as the aggregate number of SmartHub (i) units that are subject to binding orders from customers together with (ii) units that existing customers who are parties to a SmartRent master services agreement have informed us (on a non-binding basis) that they intend to order in the future for deployment within two years of the measurement date. We track the number of Committed Units to assess the general health and trajectory of our business and to assist in our longer-term resource analysis. As of June 30, 2022 and 2021, we had 780,036 and 606,455 Committed Units, respectively.

Units Booked

We define Units Booked as the aggregate number of SmartHub units associated with binding orders executed during a stated measurement period. We utilize the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that we will earn and record. Units Booked represent binding orders only and accordingly are a subset of Committed Units. We had 59,306 and 38,812 Units Booked during the three months ended June 30, 2022, and 2021, respectively. For the six months ended June 30, 2022 and 2021, there were 150,788 and 84,348 Units Booked, respectively.

EBITDA and Adjusted EBITDA

We define EBITDA as net income or loss computed in accordance with GAAP before the following items: interest expense, income tax expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA before the following items: stock-based compensation expense, non-employee warrant expense, and non-recurring expenses in connection with acquisitions. Management uses EBITDA and Adjusted EBITDA to identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance, while neutralizing the impact of expenses included in our operating results which could otherwise mask underlying trends in our business. See “Non-GAAP Financial Measures” for additional information and reconciliation of these measures.

Annual Recurring Revenue

We define Annual Recurring Revenue (“ARR”) as the annualized value of our recurring SaaS services revenue earned. We monitor our ARR to assess the general health and trajectory of our hosted services business. Our ARR was approximately $30.6 million based upon the annualized run rate for the three months ended June 30, 2022, compared to $7.0 million for the three months ended June 30, 2021.

Components of Results of Operations

Revenue

We generate revenue primarily from sales of systems that consist of hardware devices, professional installation services and hosted services enabling property owners and property managers to have visibility and control over assets, while providing all-in-one home control offerings for residents. We record revenue as earned when control of these products and services is transferred to the customer in an amount that reflects the consideration we expect to collect for those products and services.

Hardware Revenue

We generate revenue from the direct sale to our customers of hardware smart home devices, which devices currently consist of door-locks, thermostats, sensors, and light switches. These smart home devices connect to either the Alloy Fusion or the Alloy SmartHub. The performance obligation for hardware revenue is considered satisfied, and revenue is recognized, when the hardware device is shipped to the customer, except for the Alloy SmartHub, which is discussed in Hosted Services Revenue below. The Alloy Fusion device operates together with the proprietary software, discussed in Hosted Services Revenue below, but also provides features that function independently without subscription to our proprietary software, and the performance obligation for hardware revenue is considered satisfied and revenue is recognized at a point in time when the Alloy Fusion hub is shipped to the customer. We generally provide a one-year warranty period on hardware devices that are delivered and installed. We record the cost of the warranty as a component of cost of hardware revenue.

Professional Services Revenue

We generate professional services revenue from installing smart home hardware devices, which does not result in significant customization of the installed products and is generally performed over a period ranging from two to four weeks. Installations can be performed by our employees, can be contracted out to a third party with our employees managing the engagement, or can be performed by the customer. Professional services contracts are generally performed on a fixed-price basis and revenue is recognized over the period in which installations are completed.

Hosted Services Revenue

Hosted services consist of recurring monthly subscription revenue earned from the fees collected from customers to provide access to one or more of our software applications including access controls, asset monitoring and related services. These subscription arrangements have contractual terms typically ranging from one month to seven years and include recurring fixed plan subscription fees. Our arrangements do not provide the customer with the right to take possession of our software at any time. Customers are granted continuous access to the services over the contractual period. Accordingly, fees collected for subscription services are recognized on a straight-line basis over the contract term beginning on the date the subscription service is made available to the customer. Variable consideration is immaterial.

We sell the hardware Alloy SmartHub device, which only functions with the subscription to our proprietary software applications and related hosting services. We consider the Alloy SmartHub device and hosting services subscription as a single performance obligation, and therefore we defer the recognition of revenue for the Alloy SmartHub devices that are sold with application subscriptions. The estimated average in-service life of the Alloy SmartHub devices is four years. When an Alloy SmartHub device is included in a contract that does not require a long-term service commitment, the customer obtains a material right to renew the service because purchasing a new device is not required upon renewal. If a contract contains a material right, proceeds are allocated to the material right and recognized over the period of benefit, which is generally four years.

Cost of Revenue

Cost of revenue consists primarily of direct costs of products and services together with the indirect cost of estimated warranty expense and customer care and support over the life of the service arrangement. We expect cost of revenue to increase in absolute dollars in future periods. We record any change to cost of job performance and job conditions in the period during which the revision is identified.

Hardware

Cost of hardware revenue consists primarily of direct costs of proprietary products, Alloy Fusion, hardware devices and supplies purchased from third-party providers, shipping costs, warehouse facility (including depreciation and amortization of capitalized assets and right-of-use assets) and infrastructure costs, personnel-related costs associated with the procurement and distribution of our products and estimated warranty expenses together with the indirect cost of customer care and support. We expect cost of revenue to increase in absolute dollars in future periods.

In 2019, the U.S. administration imposed significant changes to U.S. trade policy with respect to China. Tariffs have subjected certain SmartRent products manufactured overseas to additional import duties. The amount of the import tariff has changed numerous times based on action by the U.S. administration. We continue to monitor the change in tariffs. If tariffs are increased, such actions may increase our cost of hardware revenue and reduce our hardware revenue margins further in the future.

Professional Services

Cost of professional services revenue consists primarily of direct costs related to personnel-related expenses for installation and supervision of installation services, general contractor expenses and travel expenses associated with installation of our products, and indirect costs that are also primarily personnel-related expenses in connection with training of and ongoing support for customers and residents. We expect cost of revenue to increase in absolute dollars in future periods.

Hosted Services

Cost of hosted services revenue consists primarily of the amortization of the direct costs of our Alloy SmartHub device consistent with the revenue recognition period noted above in “Hosted Services Revenue” and infrastructure costs associated with providing our software applications together with the indirect cost of customer care and support over the life of the service arrangement. We expect cost of revenue to increase in absolute dollars in future periods at a rate that is lower than the corresponding increase in hosted services revenue.

Operating Expenses

Research and Development

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development. We account for the cost of research and development by capitalizing qualifying costs, which are incurred during the product development stage, and amortizing those costs over the product’s estimated useful life, which generally ranges from three to five years depending on the type of application. Costs incurred and capitalized during the product development stage generally include the costs of software configuration, coding, installation and testing. Such costs primarily include payroll and payroll related expenses for employees directly involved in the product development. We expense preliminary evaluation costs as they are incurred before the product development stage, as well as post development implementation and operation costs, such as training, maintenance and minor upgrades. We begin amortizing capitalized costs when a project is ready for its intended use, and we periodically reassess the estimated useful life of a project considering the effects of obsolescence, technology, competition and other economic factors which may result in a shorter remaining life. We expect our research and development costs to increase in absolute dollars as we increase our investment in product development to broaden the capabilities of our solutions and introduce new products and features.

Sales and Marketing Expenses

Our sales and marketing expenses consist of costs directly associated with our sales and marketing activities, which primarily include personnel-related costs, sales commissions, marketing programs, trade shows, and promotional materials. We expect that our sales and marketing expenses will increase over time as we hire additional sales and marketing personnel, increase our marketing activities, grow our domestic and international operations, and continue to build brand awareness.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs associated with our general and administrative organization, professional fees for legal, accounting and other consulting services, office facility, insurance and information technology costs.

We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing requirements, additional insurance expense, investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative staff in order to support the growth of our business.

Other Expenses

Other expenses consist primarily of interest expense, foreign currency transaction gains and losses, and other income related to the operations of Zipato, a wholly owned subsidiary of Zenith Highpoint, Inc., which entities we acquired in a business combination in February 2020. Interest expense is recorded in connection with our various debt facilities. Foreign currency transaction gains and losses relate to the impact of transactions denominated in a foreign currency other than the U.S. dollar. As we have expanded our international operations, our exposure to fluctuations in foreign currencies has increased, which we expect to continue.

Provision for Income Taxes

The income tax benefit on the Consolidated Statement of Operations and Comprehensive Loss is primarily related to the valuation allowance release due to deferred tax liabilities from the SightPlan acquisition. We have established a full valuation allowance for net deferred U.S. federal and state tax assets, including net operating loss carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized in future periods if we report taxable income. We believe that we have established an adequate allowance for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

Results of Operations for the Three and Six Months Ended June 30, 2022 and 2021

The results of operations presented below should be reviewed together with the consolidated financial statements and notes included elsewhere in this Report. The following table summarizes our historical consolidated results of operations data for the periods presented. The period-to-period comparison of operating results is not necessarily indicative of results for future periods. All dollars are in thousands unless otherwise stated.

	Three months ended June 30,		Change	Change	Six months ended June 30,		Change	Change
	2022	2021	$	%	2022	2021	$	%
	(dollars in thousands)				(dollars in thousands)
Revenue
Hardware	$20,895	$14,029	$6,866	49%	$43,009	$26,427	$16,582	63%
Professional services	9,123	3,564	5,559	156%	16,032	7,165	8,867	124%
Hosted services	12,391	4,084	8,307	203%	20,727	7,245	13,482	186%
Total revenue	42,409	21,677	20,732	96%	79,768	40,837	38,931	95%

Cost of revenue
Hardware	20,951	12,514	8,437	67%	42,809	24,657	18,152	74%
Professional services	14,115	6,274	7,841	125%	29,282	11,734	17,548	150%
Hosted services	6,355	2,606	3,749	144%	11,433	4,577	6,856	150%
Total cost of revenue	41,421	21,394	20,027	94%	83,524	40,968	42,556	104%

Operating expense
Research and development	8,030	4,083	3,947	97%	14,476	7,176	7,300	102%
Sales and marketing	6,139	2,392	3,747	157%	11,301	4,146	7,155	173%
General and administrative	13,832	3,806	10,026	263%	25,783	7,763	18,020	232%
Total operating expenses	28,001	10,281	17,720	172%	51,560	19,085	32,475	170%

Loss from operations	(27,013)	(9,998)	(17,015)	170%	(55,316)	(19,216)	(36,100)	188%

Other Expense
Interest expense	253	(64)	317	(495)%	241	(142)	383	(270)%
Other income, net	162	52	110	212%	276	127	149	117%
Loss before income taxes	(26,598)	(10,010)	(16,588)	166%	(54,799)	(19,231)	(35,568)	185%

Income tax benefit (expense)	1,009	(41)	1,050	(2561)%	5,816	(87)	5,903	(6785)%
Net Loss	$(25,589)	$(10,051)	$(15,538)	155%	$(48,983)	$(19,318)	$(29,665)	154%

Comparison of the three and six months ended June 30, 2022 and 2021

Revenue

	Three months ended June 30,		Change	Change	Six months ended June 30,		Change	Change
	2022	2021	$	%	2022	2021	$	%
	(dollars in thousands)				(dollars in thousands)
Revenue
Hardware	$20,895	$14,029	$6,866	49%	$43,009	$26,427	$16,582	63%
Professional services	9,123	3,564	5,559	156%	16,032	7,165	8,867	124%
Hosted services	12,391	4,084	8,307	203%	20,727	7,245	13,482	186%
Total revenue	$42,409	$21,677	$20,732	96%	$79,768	$40,837	$38,931	95%

Total revenue increased by $20.7 million, or 96%, to $42.4 million for the three months ended June 30, 2022, from $21.7 million for the three months ended June 30, 2021. Total revenue increased by $38.9 million, or 95%, to $79.8 million for the six months ended June 30, 2022, from $40.8 million for the six months ended June 30, 2021. The increase in revenue resulted primarily from an increase in New Units Deployed during 2022 compared to 2021 and from the increased number of cumulative active subscriptions for our hosted services during 2022 compared to 2021, and our acquisition of SightPlan in March 2022.

Our revenue is primarily driven by New Units Deployed and the aggregate number of Units Deployed. We had 60,329 New Units Deployed during the three months ended June 30, 2022, compared to 23,834 New Units Deployed during the same period in 2021, an increase of 36,495 New Units Deployed, or 153%. We had 111,525 New Units Deployed during the six months ended June 30, 2022, compared to 56,320 New Units Deployed during the same period in 2021, an increase of 55,205 New Units Deployed, or 98%. The aggregate number of Units Deployed was 451,010 at June 30, 2022, compared to 211,425 at June 30, 2021.

Hardware revenue increased by $6.9 million, or 49%, to $20.9 million for the three months ended June 30, 2022, from $14.0 million for the three months ended June 30, 2021, primarily attributable to an increase in hardware sales volumes of $7.7 million resulting from the increase in units shipped. Average revenue per unit (“ARPU”) increased 31% to $441.16 for the 2022 period from $337.02 for the 2021 period.

Hardware revenue increased by $16.6 million, or 63%, to $43.0 million for the six months ended June 30, 2022, from $26.4 million for the six months ended June 30, 2021, primarily attributable to an increase in hardware sales volumes of $17.5 million resulting from the increase in units shipped. ARPU increased 18% to $427.49 for the 2022 period from $362.79 for the 2021 period.

Professional services revenue increased by $5.6 million, or 156%, to $9.1 million for the three months ended June 30, 2022, from $3.6 million for the three months ended June 30, 2021. Professional services revenue increased by $8.9 million, or 124%, to $16.0 million for the six months ended June 30, 2022, from $7.2 million for the six months ended June 30, 2021.The increases in both periods were primarily attributable to an increase in New Units Deployed.

Hosted services revenue increased by $8.3 million, or 203%, to $12.4 million for the three months ended June 30, 2022, from $4.1 million for the three months ended June 30, 2021. Hosted services revenue increased by $13.5 million, or 186%, to $20.7 million for the six months ended June 30, 2022, from $7.2 million for the six months ended June 30, 2021.Of the $20.7 million revenue in 2022, $9.0 million is related to hub amortization and $11.7 million is related to SaaS revenue. Revenue increased from hub amortization and SaaS by $4.9 and $8.6 million, respectively, from the six months ended June 30, 2021 to the six months ended June 30, 2022. The increase from both components of hosted services revenue resulted primarily from the increased aggregate number of Units Deployed from 211,425 units at June 30, 2021 to 451,010 units at June 30, 2022. Approximately $1.0 million and $3.2 million of the 2022 increase in SaaS resulted from contributions from iQuue and SightPlan, respectively.

We measure and evaluate Committed Units to assess the general health and trajectory of our business operations and growth. As of June 30, 2022 and June 30, 2021, SmartRent had 780,036 and 606,455 Committed Units, respectively. We utilize the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that we will earn and record. Units Booked represent binding orders only and accordingly are a subset of Committed Units. We had 59,306 and 38,812 Units Booked during the three months ended June 30, 2022 and 2021, respectively. We had 150,788 and 84,348 Units Booked during the six months ended June 30, 2022 and 2021, respectively.

Cost of Revenue

	Three months ended June 30,		Change	Change	Six months ended June 30,		Change	Change
	2022	2021	$	%	2022	2021	$	%
	(dollars in thousands)				(dollars in thousands)
Cost of revenue
Hardware	$20,951	$12,514	$8,437	67%	$42,809	$24,657	$18,152	74%
Professional services	14,115	6,274	7,841	125%	29,282	11,734	17,548	150%
Hosted services	6,355	2,606	3,749	144%	11,433	4,577	6,856	150%
Total cost of revenue	$41,421	$21,394	$20,027	94%	$83,524	$40,968	$42,556	104%

Total cost of revenue increased by $20.0 million, or 94%, to $41.4 million for the three months ended June 30, 2022, from $21.4 million for the three months ended June 30, 2021. Total cost of revenue increased by $42.6 million, or 104%, to $83.5 million for the six months ended June 30, 2022, from $41.0 million for the six months ended June 30, 2021. The increase in cost of revenue resulted primarily from an increase in the volume of sales and New Units Deployed of our smart home hardware devices, increased third-party direct labor costs, and the increased number of active subscriptions for our software service applications.

Hardware cost of revenue increased by $8.4 million, or 67%, to $21.0 million for the three months ended June 30, 2022, from $12.5 million for the three months ended June 30, 2021. This increase in hardware cost of revenue was primarily attributable to approximately $7.3 million resulting from greater sales volumes and an increase of approximately $0.8 million for indirect personnel-related costs for the three months ended June 30, 2022.

Hardware cost of revenue increased by $18.2 million, or 74%, to $42.8 million for the six months ended June 30, 2022, from $24.7 million for the six months ended June 30, 2021. This increase in hardware cost of revenue was primarily attributable to approximately $14.3 million resulting from greater sales volumes and an increase of approximately $2.0 million for indirect personnel-related costs for the six months ended June 30, 2022.

Professional services cost of revenue increased by $7.8 million, or 125%, to $14.1 million for the three months ended June 30, 2022, from $6.3 million for the three months ended June 30, 2021. The increase in professional services cost of revenue is primarily attributable to approximately $4.5 million resulting from an increase in New Units Deployed and related services provided, including third-party direct labor costs. Direct personnel-related costs, and related travel costs, increased by $3.0 million as we increased our professional services staff to increase our capacity to deploy units in anticipation of increased sales volumes.

Professional services cost of revenue increased by $17.5 million, or 150%, to $29.3 million for the six months ended June 30, 2022, from $11.7 million for the six months ended June 30, 2021. The increase in professional services cost of revenue is primarily attributable to approximately $10.2 million resulting from an increase in New Units Deployed and related services provided, including third-party direct labor costs. Direct personnel-related costs, and related travel costs, increased by $6.6 million as we increased our professional services staff to increase our capacity to deploy units in anticipation of increased sales volumes.

Hosted services cost of revenue increased by $3.7 million, or 144%, to $6.4 million for the three months ended June 30, 2022, from $2.6 million for the three months ended June 30, 2021. Hosted services cost of revenue increased by $6.9 million, or 150%, to $11.4 million for the six months ended June 30, 2022, from $4.6 million for the six months ended June 30, 2021. The increase in both periods resulted from the increase in the aggregate number of Units Deployed and the resulting increase in hub amortization and the number of active subscriptions for our software service applications.

Operating Expenses

	Three months ended June 30,		Change	Change	Six months ended June 30,		Change	Change
	2022	2021	$	%	2022	2021	$	%
					(dollars in thousands)
Research and development	$8,030	$4,083	$3,947	97%	$14,476	$7,176	$7,300	102%
Sales and marketing	6,139	2,392	3,747	157%	11,301	4,146	7,155	173%
General and administrative	13,832	3,806	10,026	263%	25,783	7,763	18,020	232%

Research and development expenses increased by $3.9 million, or 97%, to $8.0 million for the three months ended June 30, 2022, from $4.1 million for the three months ended June 30, 2021, resulting primarily from approximately $3.2 million of personnel-related expenses, as we increased our research and development staff, and an increase in stock-based compensation of $0.9 million. We believe that our personnel-related expenses will continue to increase in future periods as we continue to develop new applications and enhance existing products and solutions including the expenses in connection with SightPlan's operations.

Research and development expenses increased by $7.3 million, or 102%, to $14.5 million for the six months ended June 30, 2022, from $7.2 million for the six months ended June 30, 2021, resulting primarily from approximately $5.2 million of personnel-related expenses, as we increased our research and development staff, and an increase in stock-based compensation of $1.7 million.

Sales and marketing expenses increased by $3.7 million, or 157%, to $6.1 million for the three months ended June 30, 2022, from $2.4 million for the three months ended June 30, 2021, resulting primarily from approximately $2.2 million of increased personnel-related expenses as we increased our sales and marketing staff, and an increase in stock-based compensation of $0.6 million. We believe that our sales and marketing expenses will continue to increase in future periods as we continue to expand our sales and marketing efforts to increase sales with existing customers and initiate business with new customers. We had 59,306 and 38,812 Units Booked during the three months ended June 30, 2022 and 2021, respectively.

Sales and marketing expenses increased by $7.2 million, or 173%, to $11.3 million for the six months ended June 30, 2022, from $4.1 million for the six months ended June 30, 2021, resulting primarily from approximately $4.1 million of increased personnel-related expenses as we increased our sales and marketing staff, an increase in stock-based compensation of $1.1 million and an increase in conferences and trade shows of $0.7 million. As of June 30, 2022, our total number of customers was

447 customers, including 129 unique SightPlan customers. The number of SmartRent customers increased by 136, or 75%, to 318 at June 30, 2022, from 182 at June 30, 2021. We had 150,788 and 84,348 Units Booked during the six months ended June 30, 2022 and 2021, respectively.

For the three months ended June 30, 2022, general and administrative expenses increased by $10.0 million, or 263%, to $13.8 million from $3.8 million for the three months ended June 30, 2021, resulting primarily from approximately $3.7 million in personnel-related expenses, stock-based compensation of $1.9 million, business insurance of $1.8 million, primarily related to Directors and Officers insurance, and intangible assets amortization of $1.0 million, related to the acquisitions of SightPlan and iQuue. We expect our general and administrative expenses to increase in future periods as we incur expenses to support the anticipated growth of our business, and the significant accounting, legal, and compliance infrastructure required to operate as a public company.

For the six months ended June 30, 2022, general and administrative expenses increased by $18.0 million, or 232%, to $25.8 million from $7.8 million for the six months ended June 30, 2021, resulting primarily from approximately $6.1 million in personnel-related expenses, stock-based compensation of $3.7 million, business insurance of $3.5 million, primarily related to Directors and Officers insurance, and third-party consultants of $1.8 million, of which $642 was related to the SightPlan acquisition.

Other Expenses

	Three months ended June 30,		Change	Change	Six months ended June 30,		Change	Change
	2022	2021	$	%	2022	2021	$	%
					(dollars in thousands)
Interest income, net	$253	$(64)	$317	495%	$241	$(142)	$383	270%
Other income, net	162	52	110	212%	276	127	149	117%

Interest income, net increased by $0.3 million or 495%, to $0.3 million for the three months ended June 30, 2022, from $(64) thousand for the three months ended June 30, 2021. Interest income, net increased by $0.4 million or 270%, to $0.2 million for the six months ended June 30, 2022, from $(0.1) million for the six months ended June 30, 2021. The increase in net interest income in both periods is primarily attributable to interest earned on interest-bearing cash balances which were higher in the three and six months ended June 30, 2022 as compared to corresponding periods in 2021.

Other income, net increased to $0.2 million, or 212% for the three months ended June 30, 2022, from $0.1 million of other income, net for the three months ended June 30, 2021, primarily due to foreign currency adjustments. Other income, net increased to $0.3 million, or 117% for the six months ended June 30, 2022, from $0.1 million of other income, net for the six months ended June 30, 2021, primarily due to foreign currency adjustments.

Income Taxes

	Three months ended June 30,		Change	Change	Six months ended June 30,		Change	Change
	2022	2021	$	%	2022	2021	$	%
					(dollars in thousands)
Loss before income taxes	$(26,598)	$(10,010)	$(16,588)	166%	$(54,799)	$(19,231)	$(35,568)	185%
Income tax benefit (expense)	1,009	(41)	1,050	(2561)%	5,816	(87)	5,903	(6785)%

We provided a full valuation allowance on our net U.S. federal and state deferred tax assets at June 30, 2022, and June 30, 2021. As of June 30, 2022, we had $183.3 million of U.S. federal and $200.7 million of state gross net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire on varying dates for state tax purposes. The income tax benefit is related to the valuation allowance release due to deferred tax liabilities from the SightPlan acquisition.

Non-GAAP Financial Measures

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we present EBITDA and Adjusted EBITDA, described below, as non-GAAP measures. We believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures - these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

We define EBITDA as net income or loss computed in accordance with GAAP before interest expense, income tax expense and depreciation and amortization.

We define Adjusted EBITDA as EBITDA reduced by stock-based compensation expense, non-employee warrant expense, and non-recurring expenses in connection with acquisitions.

Our management uses EBITDA and Adjusted EBITDA to assess our financial and operating performance, and we believe these measures are helpful to management and external users in understanding our performance. EBITDA and Adjusted EBITDA help management identify controllable cash expenses and make decisions designed to help us meet our identified financial and operational goals and to optimize our financial performance, while neutralizing the impact of some expenses included in our operating results caused by external influences over which management has little or no control and by non-recurring, or unusual, events that might otherwise mask trends in our performance. Accordingly, we believe these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

We believe that the presentation of EBITDA and Adjusted EBITDA provides information useful to investors in assessing our results of operations. The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. EBITDA and Adjusted EBITDA are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA and Adjusted EBITDA may not be comparable to the EBITDA and Adjusted EBITDA of other companies due to the fact that not all companies use the same definitions of EBITDA and Adjusted EBITDA. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies.

The following table presents a reconciliation of net loss (as determined in accordance with GAAP) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended June 30,		Six months ended June 30,
(amounts in thousands)	2022	2021	2022	2021
Net loss	$(25,589)	$(10,051)	$(48,983)	$(19,318)
Interest income, net	(253)	64	(241)	142
Provision for income taxes	(1,009)	41	(5,816)	87
Depreciation and amortization	1,227	93	1,636	173
EBITDA	(25,624)	(9,853)	(53,404)	(18,916)
Stock-based compensation	3,823	428	7,346	855
Non-employee warrant expense	21	167	238	399
Compensation expense in connection with acquisitions	1,830	-	2,109	-
Other non-recurring acquisition expenses	119	-	739	-
Adjusted EBITDA	$(19,831)	$(9,258)	$(42,972)	$(17,662)

Liquidity and Capital Resources

Sources of Liquidity

Debt Issuances

As of June 30, 2022, we had cash and cash equivalents of $255.0 million, which were held for working capital and general corporate purposes. Our cash equivalents are comprised primarily of money market funds. To date, our principal sources of liquidity have been the net proceeds we received through the private issuance of our convertible SmartRent preferred stock, the net proceeds received as a result of the Business Combination, payments collected from sales to our customers, and proceeds from a Revolving Facility (defined below), convertible notes and Term Loan Facility (defined below). The term of our Revolving Facility matured in August 2021, and we extended the maturity of the Revolving Facility through December 2021, at which time, we revised the Revolving Facility and entered into a $75.0 million senior secured revolving credit facility with a five-year term (the "Senior Revolving Facility"). Interest rates for advances from the Senior Revolving Facility are determined by whether the Company elects a secured overnight financing rate loan (“SOFR Loan”) or alternate base rate loan (”ABR Loan”). For SOFR Loans, the interest rate is based upon the forward-looking term rate based on SOFR as published by the CME Group Benchmark Administration Limited (CBA) plus an applicable margin, subject to a floor of 0.00%. For ABR Loans, the interest rate is based upon the highest of (i) the Prime Rate, (ii) Federal Funds Effective Rate plus an applicable margin, or (iii) 3.25%. As of December 31, 2021, the applicable margins for SOFR Loans and ABR Loans under the Senior Revolving Facility were 0.10% and 0.50%, respectively. The Senior Revolving Facility is secured by substantially all of the Company’s assets and guaranteed by each of the Company’s material domestic subsidiaries.

In February 2020, Legacy SmartRent issued a subordinated convertible note in the principal amount of $0.1 million, bearing interest at 5% per annum, pursuant to a note purchase agreement (the “February 2020 Convertible Note”). Interest on the

February 2020 Convertible Note accrued at the coupon rate, compounded annually. The February 2020 Convertible Note was converted in March 2020 into shares of Legacy SmartRent Series C-1 Preferred Stock, which automatically converted into a number of shares of the Company's Class A Common Stock upon consummation of the Business Combination.

In August 2019, we entered into a loan and security agreement for a credit facility (the “Credit Facility”). The Credit Facility provided $15.0 million of borrowing capacity and consisted of a $10.0 million revolving line of credit (the “Revolving Facility”), which matured in December 2021 and a $5.0 million term loan (the “Term Loan Facility”), which was to mature in November 2023. In December 2021, the balance of the Term Loan Facility was repaid, we revised the Credit Facility and entered into the Senior Revolving Facility.

Legacy SmartRent Preferred Stock Issuances

During the year ended December 31, 2020, Legacy SmartRent issued a total of approximately 5.5 million shares of Series C Preferred Stock in three tranches that closed in March, April, and May 2020, respectively. The Series C Preferred Stock was issued in exchange for $57.5 million gross cash proceeds. Expenses in connection with the issuance of the Series C Preferred Stock were $0.1 million, resulting in net cash proceeds of $57.4 million. During the year ended December 31, 2020, Legacy SmartRent also issued 761 shares of Series C-1 Preferred Stock (which automatically converted into a number of shares of Common Stock upon consummation of the Business Combination) in connection with the redemption of certain convertible notes.

In February and March 2021, Legacy SmartRent issued approximately 3.4 million additional shares of Series C Preferred Stock (which automatically converted into a number of shares of Common Stock upon consummation of the Business Combination) in exchange for $35.0 million gross cash proceeds. Expenses in connection with the issuance of the Series C Preferred Stock were $0.2 million, resulting in net cash proceeds of $34.8 million.

We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $203.6 million as of June 30, 2022. We may require additional capital to continue our operations in future periods. We expect to incur expenses related to non-cancellable contractual obligations such as from our operating leases.

We believe that our current cash, cash equivalents, available borrowing capacity under the Senior Revolving Facility, and cash raised in the Business Combination will be sufficient to fund our operations for at least the next 12 months beyond the issuance date of this Report. Our future capital requirements, however, will depend on many factors, including our sales volume, the expansion of sales and marketing activities, and market adoption of our new and enhanced products and features. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition may be adversely affected.

Cash Flow Summary - Six Months Ended June 30, 2022 and 2021

The following table summarizes our cash flows for the periods presented:

	Six months ended June 30,
	2022	2021
	(dollars in thousands)
Net cash (used in) provided by
Operating activities	$(36,680)	$(18,684)
Investing activities	(129,423)	(340)
Financing activities	(2,906)	33,964

Operating Activities

For the six months ended June 30, 2022, our operating activities used $36.7 million in cash resulting primarily from our net loss of $49.0 million, partially offset by $5.9 million of non-cash expenses and $6.1 million provided by changes in our operating assets and liabilities. Changes in our operating assets and liabilities primarily resulted from a $29.1 million increase in deferred revenue, an $8.8 million increase in accounts payable, and a $4.0 million decrease in prepaid expenses and other assets, partially offset by a $26.2 million increase in inventory, a $6.9 million increase in deferred cost of revenue, and $3.7 million decrease in accrued expenses and other liabilities. Non-cash expenses consisted primarily of stock-based compensation of $7.3 million, compensation expense related to acquisitions of $2.1 million and depreciation and amortization of $1.6 million, partially offset by a deferred tax benefit of $5.9 million resulting from the SightPlan acquisition.

For the six months ended June 30, 2021, our operating activities used $18.7 million in cash resulting primarily from our net loss of $19.3 million, which was partially offset by $1.9 million of non-cash expenses consisting primarily of $0.9 of stock-based compensation, and $0.4 million for non-employee warrant expenses. For the six months ended June 30, 2021, $1.3 million was used by changes in our operating assets and liabilities resulting primarily from an increase of $21.2 million in deferred revenue.

This was partially offset by a $7.8 million increase in prepaid expenses and other assets, $6.2 million increase in accounts receivable, $4.3 million increase in inventory, and $4.2 million increase in deferred cost of revenue.

Investing Activities

For the six months ended June 30, 2022, we used $129.4 million of cash for investing activities, resulting primarily from $129.0 million used for the SightPlan acquisition, net of cash acquired.

For the six months ended June 30, 2021, we used $0.3 million of cash for investing activities, primarily related to the purchase of property and equipment.

Financing Activities

For the six months ended June 30, 2022, our financing activities used $2.9 million of cash primarily for taxes paid related to net share settlements of stock-based compensation awards.

For the six months ended June 30, 2021, our financing activities provided $34.0 million of cash consisting primarily of convertible preferred stock issued of $34.8 million.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2022.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue Recognition

We derive revenue primarily from sales of systems that consist of hardware devices, professional installation services and hosted services to assist property owners and property managers with visibility and control over assets, while providing all-in-one home control offerings for residents. Revenue is recognized when control of these products and services are transferred to the customer in an amount that reflects the consideration we expect to be entitled to receive in exchange for those products and services.

Payments we receive by credit card, check, or automated clearing house payments, and payment terms are determined by individual contracts and range from due upon receipt to net 30 days. Taxes collected from customers and remitted to governmental authorities are not included in reported revenue. Payments received from customers in advance of revenue recognition are reported as deferred revenue.

We apply the practical expedient that allows for inclusion of the future auto-renewals in the initial measurement of the transaction price. We only apply these steps when it is probable that we will collect the consideration to which we are entitled in exchange for the goods or services it transfers to a customer.

Accounting for contracts recognized over time involves the use of various estimates of total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation may be revised in the future as we observe the economic performance of our contracts. Changes in job performance, job conditions and estimated profitability may result in revision to our estimates of revenue and costs and are recognized in the period in which the revision is identified.

We may enter into contracts that contain multiple distinct performance obligations including hardware and hosted services. The hardware performance obligation includes the delivery of hardware, and the hosted services performance obligation allows the customer use of our proprietary software during the contracted-use term. The subscription for the software and the hub device combines as one performance obligation, and there is no support or ongoing subscription for other device hardware. We partner with several manufacturers to offer a range of compatible hardware options for its customers. We maintain control of the hardware purchased from manufacturers prior to it being transferred to the customer, and accordingly, SmartRent is considered the principal in these arrangements.

For each performance obligation identified, we estimate the standalone selling price, which represents the price at which we would sell the good or service separately. If the standalone selling price is not observable through past transactions, we estimate the standalone selling price, considering available information such as market conditions, historical pricing data, and internal pricing guidelines related to the performance obligations. We then allocate the transaction price among those obligations based on the estimation of the standalone selling price.

Inventory Valuation

Inventories are stated at the lower of cost or estimated net realizable value. Cost is computed under the first-in, first-out method. We adjust the inventory balance based on anticipated obsolescence, usage, and historical write-offs. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, demand forecasts, historical revenue, and assumptions about future demand and market conditions in establishing our estimates. If the actual product demand is significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory adjustment. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Stock-Based Compensation

Our stock-based compensation relates to stock options and restricted stock units ("RSUs") granted to our employees and directors. Stock-based awards are measured based on the grant date fair value. We estimate the fair value of stock option awards on the grant date using the Black-Scholes option-pricing model. The fair value of RSUs is based on the grant date fair value of the stock price. The fair value of these awards is recognized as compensation expense on a straight-line basis over the requisite service period in which the awards are expected to vest. Forfeitures are recognized as they occur by reversing previously recognized compensation expense.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include the per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected annual dividend yield, the expected stock price volatility over the expected term and forfeitures, which are recognized as they occur. For all stock options granted, we calculated the expected term using the simplified method for “plain vanilla” stock option awards.

The grant date fair value is also utilized with respect to RSUs with performance and service conditions to vest. For RSUs with a performance condition, based on a liquidity event, as well as a service condition to vest, no compensation expense is recognized until the performance condition has been satisfied. Subsequent to the liquidity event, compensation expense is recognized to the extent the requisite service period has been completed and compensation expense thereafter is recognized on an accelerated attribution method. Under the accelerated attribution method, compensation expense is recognized over the remaining requisite service period for each service condition tranche as though each tranche is, in substance, a separate award. In August 2021, the Company completed the merger with FWAA, which met the liquidity event vesting condition and triggered the recognition of compensation expense for RSUs for which the time-based vesting condition had been satisfied or partially satisfied.

SmartRent Common Stock Valuations

Prior to the Business Combination, in the absence of a public trading market, the fair value of our common stock was determined by our board of directors, with input from management, taking into account our most recent valuation from an independent third-party valuation specialist. Our board of directors intend that all stock options granted have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•
relevant precedent transactions involving our capital stock;
•
the liquidation preferences, rights, preferences, and privileges of our redeemable convertible preferred stock relative to the common stock;
•
our actual operating and financial performance;
•
current business conditions and projections;
•
our stage of development;
•
the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering, given prevailing market conditions;

•
any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;
•
recent secondary stock sales and tender offers;
•
the market performance of comparable publicly-traded companies; and
•
the U.S. and global capital market conditions.

In valuing our common stock at various dates, our board of directors determined the equity value of our business using the market approach. The market approach estimates value considering an analysis of guideline public companies. The guideline public company method estimates value by applying a representative revenue multiple from a peer group of companies in similar lines of business to our forecasted revenue. To determine our peer group of companies, we considered publicly traded companies based on consideration of business descriptions, operations and geographic presence, financial size and performance, and management recommendations regarding most similar companies. This approach involves the identification of relevant transactions and determining relevant multiples to apply to our revenue.

Application of this approach involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

The estimates were no longer necessary to determine the fair value of new awards once the underlying shares began trading in August 2021.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” and have elected to take advantage of the benefits of this extended transition period.

We will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by our emerging growth company status may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used.

We will remain an “emerging growth company” under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of our initial public offering, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the last date of our fiscal year in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non- convertible debt securities during the previous three years.

Recent Accounting Pronouncements

See Note 2, “Significant Accounting Policies” - Recent Accounting

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial condition due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

We do not believe that inflation has had a material effect, to date, on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of June 30, 2022, we had cash, cash equivalents, and restricted cash of approximately $263.2 million, which consisted primarily of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a negative material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Croatia and the United Kingdom. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign currency exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Item 4. Controls and Procedures

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework set forth in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective as of December 31, 2021.

Management identified material weaknesses in internal control over financial reporting for the period ended December 31, 2020 related to: (a) accounting for non-routine transactions; (b) the lack of consistent review of journal entries prior to their posting to the general ledger; and (c) the need to provide formal segregation controls over our information technology. These material weaknesses were due to us being a private company with limited resources and not having the necessary business processes, controls, and technical expertise to oversee our business processes and controls.

Based on the remediation efforts described below, weakness (a) as noted above, has been fully remediated as of December 31, 2021, and while substantial progress has been made related to weaknesses (b) and (c), further actions and testing are necessary before we can conclude full remediation. We believe we are on schedule to remediate material weaknesses (b) and (c) during the year ended December 31, 2022. Remediation efforts to date include the following:

•
Adding experienced technical accounting personnel, and continuing to engage with external technical accounting consultants, to facilitate timely and accurate accounting for non-routine transactions. These procedures remediated item (a) above;
•
Expanding the team of experienced accounting personnel to allow for appropriate review of journal entries and general segregation of duties;
•
Implementing new software tools to facilitate systematic processing and effective review of journal entries prior to entering in the general ledger; and,
•
Partnering with external consultants specializing in public company control compliance, to assess and implement controls over financial and information technology processes.

Notwithstanding the assessment that our internal controls over financial reporting are not effective and that material weaknesses exist, we believe we have employed supplementary procedures to ensure the financial statements contained in this report fairly present in all material respects, our financial position as of June 30, 2022 and December 31, 2021, and results of operations and cash flows for the periods ending June 30, 2022 and 2021.

Part II. Other Information

Item 1 – Legal Proceedings

From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

Item 1A – Risk Factors

We are subject to various risks and uncertainties in the course of our business. For a discussion of risks and uncertainties relating to our business following the Business Combination, please see the section titled "Risk Factors" in our Annual Report on 10-K filed with the SEC on March 25, 2022. There have been no material changes to the risk factors disclosed therein.

Item 2 – Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3 – Defaults Upon Senior Securities

None.

Item 4 – Mine Safety Disclosures

Not Applicable.

Item 5 – Other Information

None.

PART IV

Item 6. Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this Quarterly Report on Form 10-Q.

Incorporated by Reference
Exhibit	Exhibit Description	Form	Exhibit	Filing Date
2.1*	Merger Agreement, dated as of April 21, 2021, by and among the Company, Merger Sub and Legacy SmartRent.	8-K	2.1	April 22, 2021
2.2	Amendment No. 1 to Merger Agreement, dated as of July 23, 2021, by and among the Company, Merger Sub and Legacy SmartRent.	8-K	2.1	July 26, 2021
2.3	Merger Agreement, dated as of March 21, 2022, by and among the Company, Atlas Merger Corp., SightPlan Holdings, Inc., and Joseph Westlake.	10-Q	2.3	May 11, 2022
3.1	Third Amended and Restated Certificate of Incorporation.	8-K	3.1	August 30, 2021
3.2	Amended and Restated Bylaws.	8-K	3.2	August 30, 2021
31.1	Certification of Principal Executive Officer as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).
31.2	Certification of Principal Financial Officer as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request. Filed herewith.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 11th day of August 2022.

SmartRent, Inc.

By:	/s/ Lucas Haldeman

Lucas Haldeman
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Hiroshi Okamoto

Hiroshi Okamoto
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO RULE 13A-14(A) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Lucas Haldeman, certify that:

1.
I have reviewed this Quarterly Report on Form 10-Q of SmartRent, Inc. for the period ended June 30, 2022;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b)
[Omitted];
c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 11, 2022

/s/ LUCAS HALDEMAN

Lucas Haldeman

Chief Executive Officer

(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13A-14(A) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Hiroshi Okamoto, certify that:

1.
I have reviewed this Quarterly Report on Form 10-Q of SmartRent, Inc. for the period ended June 30, 2022;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b)
[Omitted];
c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 11, 2022

/s/ HIROSHI OKAMOTO

Hiroshi Okamoto

Chief Financial Officer

(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of SmartRent, Inc. (the “Company”) on Form 10-Q for the quarterly period ended June 30, 2022, as filed with the Securities and Exchange Commission (the “Report”), I, Lucas Haldeman, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1.
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 11, 2022

/s/ LUCAS HALDEMAN

Lucas Haldeman

Chief Executive Officer

(Principal Executive Officer)

EXHIBIT 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of SmartRent, Inc. (the “Company”) on Form 10-Q for the quarterly period ended June 30, 2022, as filed with the Securities and Exchange Commission (the “Report”), I, Hiroshi Okamoto, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

1.
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 11, 2022

/s/ HIROSHI OKAMOTO

Hiroshi Okamoto

Chief Financial Officer

(Principal Financial Officer and Principal Accounting Officer)